UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 2)

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Filed by a Party other than the Registrant ☐

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☒	Soliciting Material Pursuant to §240.14a-12

Croff Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2007 PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

A Special Meeting of Shareholders of
Croff Enterprises, Inc.
will be held at:

3773 Cherry Creek Drive North
Meeting Room, Second Floor, Room 280
Denver, Colorado
Telephone: (303) 383-1555

on

_________ ___, 2007, at 11:00 A.M.

GENERAL INFORMATION & INCORPORATION BY REFERENCE

THIS PROXY STATEMENT IS BEING MAILED ON APPROXIMATELY _______ ___, 2007 TO ALL CROFF COMMON AND PREFERRED “B” SHAREHOLDERS OF RECORD IN CONNECTION WITH THE SOLICITATION OF YOUR VOTE BY THE BOARD OF DIRECTORS OF CROFF ENTERPRISES, INC. (“the Company” or “Croff”) with regard to a Special Meeting of shareholders to be held on ______ ___, 2007 at 11:00 a.m. at 3773 Cherry Creek Drive, North Meeting Room 208, Denver, Colorado 80209, Telephone: (303) 383-1555.  This meeting is called to discuss and vote upon the following described transfer of Croff’s assets pledged to the preferred “B” shares, (oil and gas assets) to a private corporation owned by the preferred “B” shareholders, and preferred “B” share cancellation.  Common shareholders also will be asked to vote upon the election of directors and ratification of the auditors in the same manner as at a general shareholder meeting.  This Proxy Statement should be reviewed in connection with the copy of the Croff Annual Report filed on SEC Amended Form 10-K/A dated December 31, 2006 and as restated and filed on August ___, 2007.

VARIOUS ITEMS OF IMPORTANT INFORMATION AND ACCOUNTING FOR THE COMPANY RELATED TO THIS PROXY STATEMENT, SUCH AS “DESCRIPTION OF THE BUSINESS”, ARE SET-OUT IN THE ANNUAL REPORT CONCURRENTLY DELIVERED TO SHAREHOLDERS ON AMENDED FORM 10-K/A.  (SEE OTHER INFORMATION PARAGRAPH OF THIS PROXY AT PAGE ___).  SUCH DETAILED INFORMATION MAY BE RELEVANT IN REVIEWING THIS PROXY STATEMENT, BUT IS NOT REPEATED IN THIS DOCUMENT.   ACCORDINGLY, EACH SHAREHOLDER SHOULD REFER TO THE AMENDED 2006 FORM 10-K/A BEFORE COMPLETING THEIR PROXY BALLOT.

Proxies voted in accordance with the accompanying ballot form, which are properly executed and received by the Secretary to the company prior to the Special meeting, will be voted. Shareholder Proposals are discussed at Page ___.

TABLE OF CONTENTS

Page
General Information & Incorporation by Reference	1
Glossary of Selected Commonly Used Terms	3-5
General Description of Transaction and Proxy	6-11
Common Shareholder Vote & Ballot Form	11-14
Preferred Shareholder Vote & Ballot Form	14-15
Voting Procedures & Terms	15-17
Principal Shareholders and Parties Having a Substantial Interest	17-19
Executive Compensation	19-21
Certain Relationships and Related Transactions	21-22
Management’s Stock Rights and Options	22
Corporate Governance	23-25
Corporate Performance Graph	25
Matters Subject to Shareholder Vote:	25
Election of Directors	25
Summary Information as to Directors/Principal Officers	26
Executive Compensation	27-28
Ratification of Appointment of Independent Accountants	29
Vote on Division of Company and Related Items	29-38
Management’s Discussion and Analysis of Financial conditions of Result of Operations	39
Croff Financial Analysis	39-42
Tax Considerations	42
Auditors	43-44
Risk Factors	44-47
Dissenting Shareholder Rights	48
Other Matters	49
Stockholder Proposals	49
Section 16(A) Beneficial Ownership Reporting Compliance	49
Other Information	49
Exhibit

GLOSSARY OF SELECTED COMMONLY USED TERMS

          The following terms are frequently used in this Proxy and may be important to you in understanding and interpreting various provisions of the overall Proxy Statement.  While your Board has attempted to briefly define each of these terms in the context of where first used, it was believed that a general and centralized glossary of these selected terms as more extensively defined may also be helpful to shareholders in reviewing this proxy information:

Croff & Croff Oil.

          As used herein Croff or the Company, shall mean and include only the public entity known as Croff Enterprises, Inc.  Whenever reference is made to the proposed private company which will own  the Croff preferred “B” assets, it shall be designated Croff Oil or described as “the private company”.

Croff Majority Shareholders.

          For the purposes of this proxy, the Croff majority common shareholders shall mean and include the common shares held by both the Croff principal shareholders, as defined below, in combination with Mr. Julian D. Jensen, who is an independent director of this company and a holder of approximately 5.7% of the common shares.  As to the preferred “B” shares, the principal shareholders, defined below, are also the majority shareholders.

Dissenting Shareholder Rights.

  Dissenting shareholder rights as used in this proxy shall refer to those provisions of Utah law (Utah Code Annot. §16-10a-1301 et. seq.) which would require or allow the corporation in certain forms of reorganization or transfer of assets to offer to shareholders an option to “cash-out” their shares for a proffered monetary consideration rather than for them to continue on in the reorganized company as a shareholder.  The specific terms of the dissenting shareholder rights as employed in this proxy are separately set-out in the following sections, but will essentially provide a fixed price to be paid to all common and preferred “B” shareholders not wishing to continue on and vote in favor of the current proposed plan of asset transfer and corporate division.  The company will offer a fixed redemption price per share and if the shareholder is not satisfied with that price, they can propose an alternative price and see if the company will accept the alternative proposal.  If the company and the shareholder do not reach an agreed upon resolution, then Croff will be required to institute an action in a Utah district court seeking a judicial determination of the fair valuation of the shares.

Independent Director.

          Croff, because of its relatively small size and limited trading market, has not been subject to any institutional definition of an independent director by any national securities exchange, such as the New York Stock Exchange or the American Stock Exchange.  Further, because the company has a very limited trading market for its shares, it has not deemed itself subject to any mandated definition of an independent director by the National Association of Securities Dealers (NASDAQ).  Croff has adopted and applied internally the following definition of an independent director:

A director who is not an officer or employee of the company, is not in a position to exercise control over other directors or shareholders and who holds less than 10% of the voting stock of the company.

General Notice Requirement to Shareholders.

          The term notice requirement to shareholders is primarily used in this proxy statement in reference to procedures to be followed by the company in attempting to notify shareholders related to their interest as previous preferred “B” shareholders, but now holding common shares pursuant to the anticipated close of the corporate division.  The Utah Revised Business Corporation Act (URBCA) provides that the company must continue to provide notice to shareholders for all notice purposes, including notice of meeting and voting, until and unless the company receives back two attempted mailings to such shareholders indicating the address is “undeliverable”.  Croff has undertaken by this proxy to attempt to notify all shareholders of record of the present proxy process and the division of the existing Croff Enterprises into two separate entities.  The management of the company will attempt, in the normal course of shareholder communications, to notice shareholders that the company has not been able to contact them prior to determining that the company has exhausted its notice requirements to that shareholder under Utah corporate law.  In the event that the company is no longer required to attempt notice to any shareholder, it will hold the common shares as converted from preferred “B” shares under the Utah provisions for unclaimed property for a period not to exceed five years and deem that it may tender any unclaimed shares to the state of Utah as unclaimed property, pursuant to Utah Code Annot. §67-4a-208, which also requires providing the last known address of that shareholder.  Utah lost or abandoned property procedures , or (once stock or other valuable assets are tendered to the state as lost or abandoned property) are relatively complex; but, in short, provide for the state to continue to attempt public notice for a prescribed period of time in an attempt to locate the holder of that property and after a prescribed period of time and series of published notices and public lists, depending on individual circumstances,  to deem that such location is not possible and allow the property or proceeds to revert (escheat) to the state of Utah.

Preferred “B” Assets..

          The preferred “B” assets, which would be assigned to a separate corporation owned by the preferred “B” shareholders, constitute the present oil and gas properties, lease interests and related bank accounts, receivables, production equipment and intangibles and all related liabilities pledged to the preferred “B” shares.  These assets are more particularly itemized and set-out in the 2006 Amended 10-K/A report and Schedule A to the Plan of Corporate Division.  Upon the close of the corporate division plan, there will be no further oil and gas assets or liabilities left in Croff.

Plan of Corporate Division and Asset Transfer.

         The plan of corporate division is the principal proposal for which this proxy is being solicited.  The plan essentially proposes that all preferred “B” assets of Croff, are to be transferred to new private corporate entity to be known as Croff Oil.  Each current preferred “B” shareholder of Croff Enterprises, Inc. would receive one share in Croff Oil for each issued preferred “B” share, which preferred “B” shares would then be cancelled of record.  All common shareholders would continue on without change. Croff would essentially become, for an interim period, a shell company with only cash assets, seeking further acquisition or merger opportunities.

Principal Shareholders.

          The principal shareholders of Croff shall mean and include Mr. Gerald L. Jensen, Jensen Development Company, and CS Finance, LLC. all of which are business entities fully controlled by  Mr. Gerald L. Jensen, and which entities collectively own 67.2% of the preferred “B” shares outstanding and approximately 47% of the common stock, as more particularly described in these proxy materials.  Mr. Gerald L. Jensen is also the current chairman and president of Croff.

Public Shareholders.

          Public shareholders of Croff, as used generically in this proxy statement, are meant to include all shareholders who are not defined as part of the principal shareholders; or, except as may be explicitly noted, are not members of the board of directors.  The public shareholders presently hold approximately 44% of the issued and outstanding common shares and approximately 32% of the preferred “B” shares.

Record Date.

         The record date refers to the official date upon which Croff will determine the common and preferred “B” shareholders entitled to vote on the proxy matters in this proxy statement.  The record date set-out in these proxy materials is a date thirty days prior to the date upon which the SEC review of the proxy will be completed and the proxy determined effective by the board of directors for mailing purposes to all shareholders of record as of that date.  The actual record date, as determined, will be inserted in this proxy prior to mailing.

GENERAL DESCRIPTION OF PROXY

On June 1, 2007, Croff officially terminated a proposed Share Exchange plan with Taiyuan Rongan Business Trading Company Limited (hereafter “TRBT”).  TRBT was engaged in operating retail shopping malls in the People’s Republic of China.  That exchange, if closed, would have resulted in TRBT owning a preponderant majority of the issued and outstanding shares of Croff and the company assuming the operation of such malls in the People’s Republic of China as its principal business.  The board terminated this Share Exchange prior to a proxy solicitation to its shareholders due to a failure of performance by TRBT, particularly related to timely providing adequate financial statements.

Subsequent to the termination of the proposed transaction with TRBT, Croff’s board of director’s appointed an independent committee to review the strategic direction of Croff, including whether to go forward with the transfer of the preferred “B” assets to a new entity and to cancel the preferred “B” shares.  The independent committee determined and the full board adopted a plan to “split” the existing Croff into two entities and transfer the Croff preferred “B” assets to the new entity, Croff Oil, and issue one common share in the new entity for each preferred “B” share outstanding.  Croff Enterprises would continue as a public company and continue to seek a strategic reorganization through acquisition or merger with an, as yet, undetermined business entity.    The oil and gas assets of Croff which are pledged to the preferred “B” shareholders would be transferred, subject to approval of this proxy, to a new private entity to be known as Croff Oil Company, owned by the preferred “B” shareholders.

Each current preferred “B” shareholder would be entitled to one common share of Croff Oil for each Croff Enterprises preferred “B” share presently held of record.  It is intended that Croff oil would be operated as a private company with the existing management of Croff Enterprises constituting its initial officers.  Croff Oil’s board of directors would be Mr. Gerald L. Jensen, Mr. Richard Mandel and Mr. Julian Jensen.  All preferred “B” shares would be cancelled of record after the exchange to common shares as holder described above.  Existing preferred “B” shareholders, not tendering for exchange, would continue to be entitled to the common share exchange right until such time as the exchange common may be surrendered to the state of Utah as lost or abandoned property.

Under the Utah Dissenting Share Rights Statute, any shareholder not approving the division of the company and asset transfer will be afforded an opportunity to tender his, her or its common or preferred shares for cash in lieu of remaining as a shareholder in the public or intended private company.  The board has determined to offer $4.25/share for each preferred “B” share and $1.00/share for each common share under the dissenting shareholder rights provisions of this proxy. The preferred “B” purchase amounts will be paid by Croff from the preferred “B” accounts or by the Croff principal shareholders, which have agreed to provide all additional amounts needed.  The common shares will be purchased from corporate funds.  Each shareholder will also have a right under the Utah statute to challenge these offered redemption prices and to require a judicial determination if a compromise is not reached. The specific terms of Utah Dissenting Shareholder Rights are more fully set-out and described under a following section of this proxy headed as such.

The independent committee has determined that the simplified capital structure existing after and in the event of the transfer of oil and gas assets will more likely allow Croff to grow and gain more scalable oil and gas assets and that the company should have greater flexibility and success in going forward to acquire new oil and gas assets or other business opportunities if the existing assets are transferred.

In the event of the conclusion of the corporate division, making a hypothetical assumption that all current public shareholders of Croff will retain their common shares rather than elect the dissenting rights for a cash payment, the public shareholders of Croff would own approximately 44% of the issued and outstanding common shares in Croff and, the Principal Shareholders would own approximately 56% of the issued and outstanding shares, including the shares held by other members of the board of directors.

In the private company, Croff Oil, the Croff principals would hold approximately 67.2% of the common stock and the public shareholder’s would own 32.8%, assuming no dissenting shareholder rights are exercised.

Croff has determined that if the cash redemption demand for its common shares exceeds $250,000, then Croff will reserve the right to terminate the plan of corporate division based upon Croff’s perception of the minimal amount of capital required by Croff to remain viable.

Croff has determined, through its board of directors, to attempt to continue as an oil and gas company subsequent to the completion of the corporate division, so far as possible, and intends to seek out new oil and gas assets as part of its ongoing business plan.  It is anticipated that the nature of oil and gas assets to be acquired in the future by Croff will be more “scalable” in nature, that is that they will be primarily acquired, so far as possible with potential for additional drilling and expansion opportunities.

The proposed plan of corporate division is subject only to an affirmative majority common and preferred shareholder vote at the meeting.  Estimates or projections of the effect of the transaction upon the valuation of the Croff shares or stock price of the shares cannot and will not be made by Croff as part of the exchange.

Each shareholder is further advised that the Croff principal shareholders intend to vote in favor of the corporate division and all related matters and hold sufficient Croff common in conjunction with Mr. Julian Jensen, a director, to constitute a common share majority.  As to the preferred “B” shares, the principal shareholders currently hold a majority sharehold position.  The analysis and basis of the Board’s recommendation of each specific proxy proposal will be more fully set-out and explained under the following section on “Specific Matters to be Voted Upon”.

General Meeting Agenda.

In addition to the special items to be voted upon as generally described above, the board will present the current directors, and new director, as nominees for re-election and the ratification of the reappointment of the current independent auditor for Croff for an annual term by the common shareholders as part of general meeting agenda.  These matters are more fully discussed below:

Summary of the Plan of Corporate Division and Asset Transfer.

The primary terms of the plan of corporate division and asset transfer are as set-out below.  However, each shareholder, or other interested party, is encouraged to review the complete plan as previously outlined and the availability of which is set-out in the forepart of this proxy statement.

•
The essential terms of the plan simply provide for the transfer, without other consideration, of all oil and gas assets of Croff Enterprises to be newly created Utah corporation known as Croff Oil Company.  The shareholders of Croff Oil will be the current “B” preferred shareholders of Croff Enterprises who will receive one restricted common share in Croff Oil in exchange for each preferred “B” share currently held.  The preferred “B” shares subsequently will be cancelled of record. The transferred assets constitute approximately $1,500,000 of the total approximate $1,800,000 book value of Croff and will constitute the sole assets of the new private entity.  Croff Enterprises would essentially continue as a shell corporation with a book value of approximately $320,000 almost all of which would be in cash or cash equivalents.  All preferred “B” shares would be cancelled of record and all “B” shareholders would be issued one share of restricted common stock in the private entity, Croff Oil Company, for each preferred “B” share previously held in Croff.

•
The common shares to be issued in the new entity, Croff Oil, would be restricted securities in a private company.  That is, the shares would not be registered under federal or state securities laws or regulations for distribution or trading; and, therefore, would not be free trading, but could only be resold upon the consent of counsel for the issuer.  Croff Oil Company intends to repurchase any shares offered for sale, except for private sales between shareholders at a price to be subsequently determined based upon a projected value of the company at the time of purchase.  It is believed this procedure prevents a further distribution of the Croff Oil stock.  As a result, there will be some decrease in liquidity with reference to the new restricted common shares of Croff Oil versus the preferred “B” shares in Croff Enterprises.  However, it should be noted there is, at present, no active trading market for the preferred “B” shares.  Croff is of the opinion, based upon the advice of its counsel, that the restricted shares may be repurchased by the Company without the company engaging in a registration or distribution of shares, since the only parties allowed to participate in the exchange would be those who are already restricted shareholders of record in the Issuer.  The potential reduction in liquidity, as discussed above, along with other Risk Factors, are more fully treated at page ____ of this proxy.

•
It is intended that the board of directors of Croff Oil would be three members of the existing board of directors of Croff, as identified above, will be submitted pursuant to this proxy for reelection in Croff.  Each shareholder should understand, however, that they may propose on the common ballot form, as supplied with this proxy, alternative nominees and cast their votes in favor of such alternative nominees as part of the ballot process.  Because majority shareholders have indicated their intent to vote for the present board members, it is deemed that the present proposed board nominees will be elected as part of the reorganization.

•	Croff Oil will continue managing the existing oil and gas assets, presently under management in Croff, and will attempt to build or expand those assets for the benefit of the shareholders. It is possible, though not warranted, that the board may consider future dividends to shareholders in Croff Oil Company.

•
Croff will continue as a publicly held company with the same common shareholders as presently exists prior to the proposal of corporate division as set-out in this proxy statement.  It is anticipated that Croff will be, for an interim period, essentially a shell corporation with approximately $325,000 of capitalization and will continue to seek opportunities including merger or acquisition possibilities with individuals and/or entities to advance its business purposes.  The company intends primarily, though not exclusively, to focus upon various oil and gas opportunities which may result in new assets being acquired which are more expandable and more readily fit into the model of a public corporation.  It should be understood that in these anticipated endeavors, the public company will have limited financial resources presently available and may not be able to fully implement a plan of acquisition and growth without further capitalization, either from subsequent equity or debt financing.  Neither equity or debt financing is anticipated at this time. This limited capitalization is more further explained under the Risk Factor Section of this proxy.

•
Croff will, as a condition of the plan of division and asset transfer closing, amend its Articles of Incorporation to cancel all preferred “B” shares outstanding.  All “B” preferred shares will be cancelled and terminated of record.  Croff will distribute common shares in the new subsidiary, Croff Oil Company, with one common shares issued to each former “B” shareholder in Croff. Any subsequent presentation of “B” preferred shares will entitle the holder to receive a common share for each “B” share for which the holder has not previously been delivered common shares.  Preferred “B” shareholders who cannot be located under applicable notice provisions of the Utah Revised Business Corporation Act (“URBC”), essentially being defined as those whose address on the company records are designated as “undeliverable” after two consecutive mailing efforts, may subsequently have any unclaimed common shares to which they would otherwise be entitled tendered to the State of Utah as unclaimed property.   Typically, common shares issued but which remain unclaimed, may be deemed lost or abandoned and tendered to the state of Utah if still unclaimed after a period of five years.  Upon the closing of the plan of corporate division, Croff will have outstanding and issued only common shares.  The state of Utah provides various notice and public listing procedures to owners of unclaimed property after delivery to the state before the property or proceeds of sale can be tendered (escheat) to the state.  These procedures and requirements are beyond the scope of this disclosure, but are set out in Utah Code Annot. §67-4a-101 et.seq.

•
Since Croff is essentially dividing the assets of the Company between its preferred “B” and common shareholders, there is no change of value for the “B” shareholders.  For any dissenting preferred “B” or common shareholders, the company has valued such shares for dissenting shareholder rights purposes at $4.25 per each preferred “B” share and $1.00 per common share, based upon the company’s analysis of a reasonable value as discussed subsequently.

•
The company will amend its Articles of Incorporation to increase the authorized class of Preferred “A” shares, no par, from five million shares to ten million shares to facilitate potential future funding by Croff.  No preferred “A” shares are presently issued and no distribution is contemplated.

•
The company will amend its Articles of Incorporation to increase the authorized Common shares, $0.10 par, from twenty million shares to fifty million shares to facilitate potential future funding by Croff.

•
It should be noted that the current principal shareholder, Mr. Gerald L. Jensen, and a co-director, Mr. Julian Jensen, hold and intend to vote a majority block of common shares in favor of the exchange plan.  Mr. Gerald L. Jensen, individually and through his controlled entities, owns a majority of the preferred B shares which he also intends to vote in favor of the exchange plan.

The foregoing is only intended to be a general description of the primary terms of the plan of corporate division.  Any interested party should review carefully the following sections of this proxy more fully describing the proposal, as well as the actual plan of corporate division and exchange attached as Exhibit “A” to this Proxy.

Analysis of Plan of Corporate Division and Asset Exchange.

The preferred “B” shares were created by board authorization and shareholder approval in 1996.  The purpose was to create a class of preferred shares which would preserve to all shareholders, prorata, their interest in the oil and gas assets of the company while allowing management to more easily consider diversification opportunities.  Since 1996 most, but not all, subsequently acquired oil and gas assets have been acquired with assets and proceeds belonging to the preferred “B” shares and pledged to those shares.  A more particular itemization of these oil and gas assets is attached as Schedule C to the plan which can be reviewed by any interested shareholder as outlined above.  The plan fully preserves preferred “B” shareholder interest and valuation in the preferred “B” assets.  Valuation should only be an issue to shareholders considering dissenting rights.   The company does obtain annual reserve reports of its oil and gas interests and has made informal internal projections of the possible range of value for its oil and gas assets based upon those reserve reports which are included, in summary form, as part of Croff’s annual 10-K reports.  It should be noted, however, that potential oil and gas recovery valuations do not directly correspond to possible “selling prices” or actual “market valuations” for oil and gas assets.

The board took no position on valuation or making a recommendation in 2005 incident to the tender offer for preferred “B” shares at $3.00 per share by Mr. Gerald Jensen, the president, and certain entities controlled by him.

In the event of the closing of the plan of corporate division and asset exchange, the remaining assets in Croff on its books and the separated Preferred “B” Book Value is shown on Schedule F-1 to the Plan of Corporate Division.

Summary Description of Matters to be Voted Upon

The following constitutes a general description and analysis of the matters to be voted upon by both the common and preferred “B” shareholders with the reason for the Board’s recommendation as to each item.  Each shareholder is reminded that the current Croff majority shareholders hold a majority of both the common and preferred “B” stock with regard to the matters outlined for voting purposes; and, therefore, are believed to have sufficient votes to insure that the following matters are approved by majority shareholder vote at the meeting to which this proxy pertains.  However, the Board, rather than simply providing an Information Statement, has deemed it is in the interest of shareholders to review and be entitled to vote upon these matters or to exercise dissenting rights if not voting in favor of the proposal.   Further, the election of directors cannot be accomplished by a majority shareholder consent resolution.

It is believed the preferred “B” shareholders are only entitled under the Articles of Incorporation of Croff to vote upon the transfer of assets to Croff Oil, but are also voting upon the termination of the “B” shares by the direction of the board.

The following is a summary outline of the items presented in this proxy statement for voting purposes.   A more detailed analysis of the items to be voted commences on page ___ of this proxy:

ITEMS TO BE VOTED UPON BY COMMON SHAREHOLDERS

The common shareholders will vote upon the following matters:

Special Meeting Items

1.
Item 1 – Approval of Plan of Corporate Division and Asset Exchange.  You will be asked to vote upon the plan of corporate division which transfers the Croff oil and gas assets and liabilities into Croff Oil in exchange for common shares.  Details of the plan of corporate division are outlined in the preceding section and are more fully discussed subsequently in this proxy statement with a complete copy of the plan of corporate division attached hereto as Exhibit “A” as previously filed by the company as part of an earlier 8-K filing dated __________, 2007.  A copy may also be viewed through the SEC online EDGAR filing system at www.sec.gov.  A copy may also be reviewed on the company website.  The board recommends the approval of the plan of corporate division for essentially the following reasons:

•
In prior discussions and proposals with other potential merger or acquisition companies dating back to 2005, each of the entities discussing some type of merger or acquisition transaction with Croff indicated that they had no interest in the existing oil and gas assets of Croff and would request their elimination from the company, along with the class “B” preferred shares, as part of the overall merger or acquisition transaction.  This position was also true in discussing transactions with companies in related oil and gas development or marketing activities.

•
The entire board has determined for some period of time that the present oil and gas assets of Croff, which consist of very small royalties or non-operated working interests scattered over a significant geographically diverse number of states, is difficult to value or develop independently as part of a public company structure.  In particular, even with additional funding, the company would have little or no control over expanding or creating additional oil and gas interest relevant to these existing assets which are essentially small non-operated interests in leases or wells.  As a result, the board is convinced the future growth potential of the company, whether it be in alternative oil and gas development activities or unrelated business activities, would be enhanced by the sale and disposal of these assets and the elimination of the preferred “B” shares which were solely created to represent the ownership interest in these oil and gas assets as part of an earlier restructuring effort.

•
The board of directors feels that the interest of shareholders is significantly safeguarded under the plan, because the interest of all shareholders in the preferred “B” assets remains unchanged.  Further, any shareholder not wishing to be a shareholder in a private company holding the preferred “B” assets will have dissenting shareholder rights under a Utah law to accept a cash payment as outlined in this proxy for those shares; or, alternatively, to suggest an alternative evaluation requiring the company to agree or seek a judicial valuation of the shares.

•
The board of directors determined that the cost of obtaining a formal independent appraisal of these types of oil and gas assets would not be cost effective for the company or to its shareholders since it would only be relevant to the dissenting shareholder nor would it likely produce a highly reliable evaluation based upon the diverse nature of the oil and gas assets involved and their relatively limited aggregate value.

•
The board also determined that because the Sarbanes-Oxley Act, Section 404 would apply to the company beginning in 2008, that the company’s net income is estimated to drastically decline as a result of the increased costs of compliance, based on the diverse small assets of the company and its small size and small total revenues.  The only source of paying these new expenses would be the income from the preferred “B” assets, thus substantially lowering the value of the preferred “B” shares if the company is not divided.

For all of the foregoing reasons, the board of directors has agreed to adopt, subject to majority shareholder review and approval of both the common and the class B shares, the plan of corporate division, as well as the proposal for dissenting shareholder rights.

Board of Directors’ Position on Item 1.  The board urges your vote in favor of the plan of corporate division and asset exchange.  The board believes, but cannot warrant, that the approval of the plan may subsequently enhance shareholder value and result in enhanced capacity of the company to complete a subsequent merger or acquisition.  The potential reduction in liquidity and other “Risk Factors” are discussed beginning at page ____ of this proxy statement.

2.
Item 2 – Increase of Authorized Common Shares.  It will be proposed as part of this proxy solicitation and as part of the plan of corporate division and asset exchange, that the company’s common stock be increased from the existing 20,000,000 to 50,000,000 shares at $0.10 par value to provide increased possibility for future funding and potential reorganization activities by Croff. The board of directors believes that this change is appropriate and in the best interest of Croff going forward to have potential capitalization that may be necessary to complete proposed merger or other reorganization possibilities.  Each shareholders should understand in this regard that the mere increase in the authorized capital will not in any way affect the issued and outstanding shares which will remain the same immediately after the completion of the plan of corporate division and asset exchange and that the board has an ongoing responsibility to ensure no shares are issued other than for a fair and adequate consideration in the opinion of the Croff board of directors.

Board of Directors’ Position on Item 2.  The board urges your vote in favor of this proposal, because it is believed beneficial to future potential funding or reorganization efforts.  There is no present intent to issue additional common shares.

3.
Item 3 – Increase in the Number of Authorized Preferred “A” Shares.  It will be proposed that the current class of non-voting preferred “A” shares, no par, be increased from 5 million to 10 million shares.  The board believes it may enhance future funding or reorganization efforts to have a larger potential class of preferred “A” shares.  No “A” shares have been issued or are presently contemplated to be issued.

Board of Directors’ Position on Item 3.  The board is recommending your approval of Item 3 to provide a broader number of preferred “A” shares for future financing or reorganization purposes consistent with the proposed increase in authorized common shares.  There is no present intent to issue any preferred “A” shares.

General Meeting Items

4.
Item 4 – Election of Board.  The present board believes that it would be extremely difficult, if not impossible, to solicit and adequately retain and pay independent management, for Croff following the assignment of the preferred “B” assets.  As a result, the four present board of directors of Croff Enterprises have agreed to submit their nomination for reelection as directors of Croff Enterprises for shareholder vote as part of this proxy solicitation.  Three members of the current board have agreed to serve on the new board of Croff Oil Company, Gerald L. Jensen, Richard Mandel and Julian Jensen.  Present management believes it is in the best interest of the company for shareholders to vote in favor of three members of the existing board of Croff Enterprises to also act as the board of directors of Croff Oil for the reasons that the existing board has experience and knowledge of the assets and business operations being transferred to the private company, as well as a willingness to serve for the same minimal compensation presently received for their services to Croff Enterprise.  It is also anticipated that the new Croff Oil board would most likely appoint, on an interim basis, the same executive officers to operate Croff Oil as are presently serving Croff.

The present nominees and currently serving board members for Croff Enterprises are as follows with their biographical and other information as set-out subsequently in this proxy material:

•	Gerald L. Jensen
•	Richard H. Mandel, Jr.
•	Harvey Fenster
•	Julian D. Jensen

Board of Directors’ Position on Item 4.  The current board serving Croff has nominated itself for reelection and as a result, we would urge your vote in support of those nominees.  You should also understand that voting for those nominees that you would essentially be voting for appointment of the same persons to serve as the initial board of directors of Croff Oil which the board believes advisable for the reasons set-out above.  The proxy ballot will provide each voting shareholder the right to nominate and vote for alternative members for board positions.

5.
Item 5 – Ratification of Independent Auditor.  As part of the general meeting provisions, the board of directors has appointed Mr. Ronald C. Chadwick, P.C. of 2851 South Park Rd., Suite 720, Aurora, CO  80014 as the independent Certified Public Accountant for the company for the calendar year ending December 31st, 2008 subject to shareholder ratification.  Mr. Chadwick has served the company for the past year after an interim appointment for the calendar year 2007.  The board as well as the audit committee have been pleased with the cooperation and services provided by Mr. Chadwick and would recommend ratification of this appointment.  If the shareholders fail to ratify Mr. Chadwick, then the board will seek appointment of an alternative impendent auditor for the company based upon recommendations and nominations of the independent audit committee of the board.  The present audit committee supports the nomination of Mr. Chadwick for the reasons set-out by this paragraph.

Board of Directors’ Position on Item 5.  The board of directions, including the audit committee of the board, recommends the reappointment of Mr. Chadwick as the independent auditor for the company based upon his past performance, fees and services and urges your vote in favor of this ratification.

The foregoing items 4 & 5 constitute all of the general meeting matters in which the board intends to bring before the shareholder meeting being noticed by this proxy.  The board has received no further or additional written request for other matters to be considered at the board of directors meeting and therefore, has not scheduled or included within this proxy any shareholder proposals.  See section on Shareholder Proposals at page ____.  Should any other matters come before the meeting, they will be considered if appropriately brought in accordance with the requirements of the By-laws of the corporation.  No such shareholder or other proposal is known or anticipated at the shareholders meeting.

ITEMS TO ALSO BE VOTED UPON BY PREFERRED “B” SHAREHOLDERS

The transfer of preferred “B” assets to a separate company for share consideration is deemed to require the vote of the majority of the preferred “B” shareholders.  The board has also determined that preferred “B” shareholders should vote upon the conversion of all preferred “B” shares to common shares in the new company and subsequent cancellation of the preferred “B” class of shares.  The current preferred “B” principal shareholders of Croff plan to vote their majority position in favor of these proposals, along with the common shareholder matters outlined above.

The preferred “B” shareholders will vote on the following:

Item 1 - Vote to Transfer Oil and Gas Assets by Preferred  “B” Shareholders.  The Preferred B shareholders hold non-voting shares, except as to the sale or exchange of oil and gas assetspledged to the “B” shares which requires majority approval of the preferred “B” shares.  ThePreferred B shares were created under the amendment to the Articles of Incorporation of Croff in 1996 which afforded voting rights for any transfer of oil and gas assets pledged to the class B shares.  As a result, all preferred “B” shareholders will be eligible to vote on the transfer of the oil and gas assets for the cash and share consideration as outlined above.

Item 2 – Conversion of Preferred “B” Shares to Common Shares.  It should also be understoodthat under the transfer agreement, if approved and after the transfer of oil and gas assets andpursuant to the Amendment of the Articles of Incorporation, the preferred B shares will be cancelled and thereafter constitute the right to one common share of Croff Oil for each cancelled “B” share held.  Because the Board believes this proposal is inextricably tied to the transfer of oil and gas assets and fundamentally effects the preferred “B” shareholder, they are also being asked to vote on this conversion item.

Again, you are reminded that the present majority shareholders of Croff as to the commonshares and theprincipal shareholders, alone, as to preferred “B” shares hold sufficient shares toinsure the approval of the foregoing proposals.  The “B” shares will not vote upon any other matters outlined above for common shareholders and the conversion of common shares to the B shareholders will occur prior to the closing.

Board of Directors’ Position as to “B” Shareholders - Items 1 & 2.  The Board urges your votein favor of these tworelated proposals, because they are an integral part of the corporate reorganization, and integral to its completion as previously discussed.  The board notes that it believes the situation of prior “B” shareholders will be little affected by the reorganization since they will simply own the same relative percentage of the same assets in a new private entity, but with voting rights.  Further, any “B” shareholder who does not approve the plan will still be entitled to exercise dissenting shareholder rights

VOTING PROCEDURES & TERMS

Effective Date/Closing Date

The effective date for all matters voted upon will be the closing date which will occur as soon as possible after the anticipated approval of all matters to be voted upon in this proxy solicitation, but in no event later than 30 days after the shareholder approval.  The closing date will be deemed the effective date for all transaction described by this proxy.

Record Date and Notice Date

The Utah Revised Business Corporation Act (URBCA) provides in §16-10a-707 that the company shall establish a “record” date for determining from the official shareholder list a date certain for certifying the shareholders entitled to vote at any shareholder meeting.  The foregoing statute provides that such date should be determined in accordance with the corporate by-laws; or, absent a specific by-law provision, by the board but no more than seventy (70) days prior to the meeting date under the proxy.  The Croff by-laws provide for determination by its board, but require a record date within fifty (50) days of the vote date.  As a consequence, your board has determined to set the record date at or around the nearest business day occurring thirty (30) days prior to the meeting date, but which date cannot be finally set prior to the completion of the SEC proxy review process and final determination of a meeting date.  The board anticipates setting a meeting date in the final proxy, as approved, within thirty (30) days of the mailing date of the proxy and a “record date” to determine shareholders entitled to vote at the closest month’s end at least, thirty (30) days prior to such mailing date.  The mailing date will be fixed within two days of receiving final comments on the proxy from the SEC and will be noted in the final version of this proxy.

Utah law (URBCA, §16-10a-705) provides that notice of the meeting in which votes are solicited must occur not more than 60 days or less than 10 days prior to such meeting as the company may determine.  Your board has determined to notice the meeting for the closest legal weekday not more than thirty (30) days after the proxy is determined effective, which date will be included in the definitive version of this proxy statement as mailed.

Revocability of Proxy

A shareholder returning the enclosed proxy ballot has the power to revoke it at any time before it is exercised and may do so by written notice to the Secretary of the company at the address set forth above, effective upon receipt of such written notice prior to the close of voting, or by voting in person at the special meeting.  Attendance at the special meeting, in and of itself, will not constitute revocation of a proxy.

Solicitation and Voting Procedures

The record date for the determination of shareholders entitled to vote at the Special meeting is currently expected to be the close of business on ____________, 2007.  There were issued, outstanding and entitled to vote on such date one class of Common Shares, each of which is entitled to one vote.  Croff does not have cumulative voting.  Accordingly, each shareholder must vote all of his shares on each separate ballot proposal or nominee, or abstain from voting on that item or person.  The company will bear all costs of this proxy solicitation.

Croff has two classes (“A” & “B”) of generally non-voting preferred shares as discussed previously.  No “A” shares have been issued, nor is there any present proposal, plan or intention, written or oral, to issue preferred “A” shares.

Each holder of common stock, as of 1996, was issued one share of “B” preferred stock for each common share owned. At the same time, the company pledged all of its oil and gas assets existing at that time to the “B” preferred stock.  In 2005, the Croff principals tendered for the balance of the preferred “B” shares and now hold 67.2% of the issued and outstanding preferred “B” shares.  The preferred “B” shares are non-voting as to general corporate matters, but are entitled to vote upon, and will be counted separately in this proxy solicitation, as to the disposition of the preferred “B” assets of the company.

Common shares and preferred “B” shares entitled to vote will be determined based upon the official shareholder record of September 30, 2007.   Actual votes cast will be determined by the physical counting of votes in person or proxy by the Inspector of Elections to be appointed prior to the meeting by the Board of Directors.  Any dispute as to votes or entitlement to vote will be decided by majority vote of the Board of Directors.  Abstentions and broker non-votes will not be counted for either quorum or ballot purposes.

As to each item to be voted upon in this proxy, a numerical majority of the issued and outstanding shares must be present or voted by proxy at the meeting.  Each proposal to be voted upon will only be adopted by a majority vote of shares voted at the meeting, provided a quorum is present.  That is, a quorum will be established by the presence in person or by proxy of 275,622 common shares and 270,330 preferred “B” shares.  Each item will be adopted by an affirmative vote of a majority of the common shares present in person or by proxy, as determined by the Inspector of Elections.  Provided, however, the proposal dealing with the sale and transfer of the preferred “B” assets will also require majority approval of the outstanding preferred “B” shares.

There are no matters to be voted upon as described by this Proxy upon which management will proceed absent majority shareholder approval as described above.

Dissenting Shareholders Rights

Any dissenting shareholder’s rights of Croff shareholders are deemed to arise under Utah Law. In essential terms, dissenting shareholder rights afford minority shareholder’s the right to “dissent” from certain corporate actions approved by the majority of shareholders if they do not believe the economic treatment they are to receive from such company actions are fair or equitable.  In most cases this would involve situations where the shareholder is receiving compensation derived from or for the shareholder’s shares as a result of a merger, share exchange, or sale of assets.  The dissenting shareholder rights are more fully discussed at page ____.

As to the matters to be voted upon in this Special Meeting, each common and preferred “B” shareholder will be given dissenting shareholder rights as more fully discussed under that section of this Proxy Statement.

This Proxy is solicited on behalf of Board of Directors who urge your vote in favor of the matters proposed.

PRINCIPAL SHAREHOLDER AND PARTIES HAVING A SUBSTANTIAL INTEREST

The company knows of no person or group, except the following, which as of the date of this Proxy Statement beneficially owns and has the right to vote more than 5% of the Croff’s common stock or holds shares as a director or officer.  The following principal shareholders, as well as principal officers and directors, as of September 30, 2007 should be deemed to be persons who have a substantial interest and influence as to the matters proposed in this Proxy:

COMMON SHARES

Names and Address of Beneficial Owner	Beneficially Owned	Percent of Class

1. Jensen Development Company (1)	132,130	24.0%
3773 Cherry Creek Drive North #1025
Denver, Colorado 80209

2. Gerald L. Jensen	126,748	23.1%
3773 Cherry Creek Drive North #1025
Denver, Colorado 80209

3. Julian D. Jensen	31,663	5.7%
311 S. State Ste. 380
Salt Lake City, UT 84111

4. Richard Mardel, Jr.	18,100	3.2%
3773 Cherry Creek Drive North #1025
Denver, Colorado 80209

5. Harvey Fenster	0	0%
3773 Cherry Creek Drive North #1025
Denver, Colorado 80209

Directors as a Group	307,641	56%

(1) Includes shares held by Jensen Development Corporation (132,130) which is wholly owned by Gerald L. Jensen.

Summary Information as to Current Directors/Principal Officers

NAME	Director Since	Compensation	Terms
Gerald L. Jensen	1985	Salary as President: $54,000 - Inside Director Compensation - See Executive Compensation Below	Elected in annual meeting in December 2006 to serve until next regular meeting or resignation
Richard Mandel, Jr. Independent Director	1985	Outside Director Stipend Only (See Executive Compensation Below)	Elected in annual meeting in December 2006 to serve until next regular meeting or resignation
Julian D. Jensen Independent Director	1990	Outside Director Stipend Only (See Executive Compensation Below)	Elected in annual meeting in December 2006 to serve until next regular meeting or resignation
Harvey Fenster Independent Director	Dec. 2006	Outside Director Stipend Only (See Executive Compensation Below)	Elected December, 2006 to serve until next regular meeting or resignation

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of common stock and preferred B stock of the Company as of March 1, 2007 by (a) each person who owned of record, or beneficially, more than five percent (5%) of the Company’s $.10 par value common stock, its common voting securities, and (b) each director as of March 1, 2007 and all directors and officers as a group.

	Shares of			Shares of
Owners &	Common		Percentage	Preferred B		Percentage
Addresses	Class Owned		Stock Owned	Class B Owned		Stock Owned
	Legally/Beneficially		Common Stock	Beneficially		Preferred B Stock

Gerald L. Jensen	258,878	(1)	47.1%	363,535	(1)	67.2%
3773 Cherry Creek Drive N, #1025
Denver, CO 80209

Richard H. Mandel, Jr.	18,100		3.2%	8,000		1.5%
3333 E. Florida #94
Denver, Colorado 80210

Julian D. Jensen	31,663		5.7%	0		0%
311 South State Street, Suite 380
Salt Lake City, Utah 84111

Harvey Fenster (4)
	-		-	-		0%
3773 Cherry Creek Drive N, #1025
Denver, CO 80209

Directors as a Group	308,641		56%	371,535		68.7%

(1)
Includes 132,130 shares of Common held by Jensen Development Company and 363,535 shares of preferred B held by CS Finance LLC and Jensen Development Company which companies are owned by Gerald L. Jensen.

EXECUTIVE COMPENSATION

Summary of Compensation

Certain additional information concerning remuneration, other compensation and ownership of securities by the directors and officers of Croff is set-out in the annual report on Form 10-K/A for 2006 concurrently being delivered to shareholders with this proxy information and incorporated by this reference. Directors currently receive $350 for each half-day session of meetings of the Board and $500 for each full day meeting.  The Audit Committee Chairman receives $500 per quarter and each member receives $350 per quarter. The company has only one compensated principal officer, its president and CEO, Mr. Gerald L. Jensen, who is currently paid at the rate of $54,000 per year.

Compensation Discussion and Analysis

       In the sections and tables that follow, we will attempt to clearly delineate the present compensation structure to existing management.  As a preparatory section to the actual compensation disclosure, we will discuss management’s analysis of compensation under the following heading:

•
Objectives of Croff Compensation Program.  Historically, and currently, Croff has only had one compensated principal officer, its president, CEO and chairman of the board, Mr. Gerald L. Jensen.  Mr. Jensen serves the company utilizing a substantial amount of his time, but also is an officer in various private companies, and thus is essentially a part-time officer.  As a result, an independent majority of the board on an annual basis have reviewed the compensation to Mr. Jensen.  Independent members of the board have determined since 2003 that $54,000 as an annual compensation salary for the services rendered by Mr. Jensen were a reasonable and adequate salary based upon the size and nature of the company, the size of its revenues and income, and the part-time nature of the position.  Within these considerations, it was also determined that there should be no collateral benefits or indirect compensation extended to the president or the board members, except that the board did agree to make an annual IRA (Individual Retirement Account) contribution in the amount of $1,620 per year for the periods subsequent to 2003, to the president.  There have been no stock options to directors since they were last exercised or expired in 2002.  Croff currently does not have a Chief Financial Officer (CFO), but employs a chief accounting officer.  This employee is paid on a part-time basis through a third party contract arrangement.

•
Services to be Rewarded.  Historically, the Croff board had determined that the chief executive officer should be given a salary to reward him for the day-to-day management and operation of the oil and gas business of the company and completing other administrative duties and governmental filings.  As subsequently noted, the chief executive officer in the existing management structure also had the responsibilities to do initial reviews and screening of any merger or other acquisition proposals and to determine what, if any, of those proposal would be suitable for further board review and due diligence.   As also noted previously, an independent majority of the board, excluding Mr. Gerald L. Jensen, determined and set the salary for the president and believes that the compensation is reasonable for the size and the nature of the company and the services performed.  The board also determined, acting as a committee of the whole, that no annual compensation would be paid to board members as such; but that they would be reimbursed for meeting attendance as previously described.   Further, there has been no stock rights, warrants or other options granted as part of compensation for management in any capacity or for other purposes, since the last exercised options in 2002.

•
Elements of Compensation.  As noted above, as to historical management there were no stock options, rights, benefits, or other collateral benefits paid to the single compensated officer of the corporation or to any director since 2002.  In addition to the base salary, the company did pay a small annual IRA contribution as outlined above to the president.  The board of directors are compensated only for meeting on a stipend basis.  This compensation pattern and the absence of any collateral or indirect compensation is fully set-out in the summary compensation below.

•	Compensation After Corporate Division. Mr. Gerald L. Jensen has agreed to serve both Croff and Croff Oil as their respective president with all compensation being paid by Croff Oil.

Within the context of the foregoing discussion and analysis of current and prospective compensation, this information is also set-out in tabular format as follows for all current and prospective executive officers.  The board has agreed it will continue paying directors for attendance at board meetings on a perdiem basis which amount has not been determined or provided at the present time, but are anticipated to be at the same rate, as current compensation.  Further, the board has asked the president to investigate the cost and procedures for obtaining liability insurance for board members.

SUMMARY COMPENSATION TABLE
CURRENT MANAGEMENT 1

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- Sation ($)	Change in Pension Value and Nonquali- Fied Deferred Compensation Earnings ($)	All Other Compen- Sation ($)	Total ($)
Mr. Gerald L. Jensen: President, CEO and Chairman of the Board	2004 2005 2006 2007¹	$54,000 $54,000 $54,000 $54,000	None None None None	None None None None	None None None None	None None None None	None None None None	Annual IRA Contribution $1,620 For Each Year	$55,620 $55,620 $55,620 $55,620

¹ Compensation would terminate as of closing date if plan of division is approved, with final payments prorated through the closing month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Historically, as well as will be the situation after the effective date of the closing of the proposed corporate division and resulting reorganization, there has existed and will continue to exist various control relationships in Croff which have resulted in transactions which cannot be considered as true “arm’s-length” transactions between fully independent parties.  Historically, Mr. Gerald L. Jensen and affiliated entities have been the majority and controlling shareholder of Croff.  While the board has independently passed upon various proposals and transactions related to Mr. Jensen and related entities, as previously reported, these transactions could not be considered as fully independent arm’s length transactions between independent parties in all situations.

     Present management cannot foresee or predict all potential conflicts or related party transactions that may arise in the future, but believe that the following may constitute some of the more significant historical and potential future related party conflict transactions, as well as procedures which have been developed to limit the impact of such conflicts or potential conflicts:

•
Historically, the Board has adopted a policy that as to any proposal or transaction which involves any interest of a director or officer, such proposal or transaction must be independently reviewed and adopted, with or without modification, or rejected by a majority of independent board members.  After presentation, such review is conducted and a determination made outside the presence of the interested party.  This same procedure has been followed in considering management compensation.  The board is not aware of any incidence where shareholder ratification was believed required or sought relative to this procedure.

•
During 2005, pursuant to a tender offer and required public filings, Mr. Gerald L. Jensen and related entities (principal shareholders) acquired in a tender offer to all preferred “B” shareholders approximately 110,344 additional “B” shares or an additional 20.4% of the preferred “B” shares at $3.00 per share bringing their total holdings to 67.2 % or 363,535 shares.  There was no independent fairness opinion obtained and Croff’s Board of Directors (absent Mr. Gerald Jensen) acting as an independent committee referred such terms and conditions to the shareholders without recommendation.  It should be understood that no independent determination of fairness by a fully independent individual or group was employed due to cost considerations and the board’s independent determination of the unreliability of such estimates for the type of assets held by Croff.

•
As to the aspects of the present transfer agreement dealing with the proposed corporate division and transfer of assets, there has been no independent fairness opinion or review.  The company’s board believes that such terms are reasonable based upon the fact that each present ‘B” shareholder will receive the same relative interest in the current Croff oil and gas assets in the new company but with voting rights.  From the basis of its annual reserve report and current prices of oil and gas, the company believes a price of $4.25/share for each preferred “B” share is fair for those dissenting shareholders seeking a cash settlement.  The common redemption price at $1.00/share is more subjectively projected as the maximum perceived value of Croff as a public shell, and approximates the current limited trading range.  However, each shareholder exercising dissenter’s rights should consider the lack of such independent fairness opinion or review as an essential risk factor as it pertains to this or any related party transaction.

•	Mr. Gerald Jensen’s compensation has been determined and set by the other board members voting independently.

•
Historically, Croff has employed a policy and procedure that all non-operated oil and gas production opportunities known to any member of the board will be first made available for consideration by the Croff board before being privately pursued for development.

•
Historically, Croff has reported other related party transactions as part of its current 10-K/A filing which is incorporated by this reference; but does not believe such disclosures relevant to its ongoing activities following the plan of division.

MANAGEMENT'S STOCK RIGHTS AND OPTIONS

     As previously noted, there are no and will be no remaining stock options, warrants or other stock rights held by existing as of the closing of the  transfer agreement.  However, as noted above, in the future management may determine and create various forms of executive stock rights or options with or without shareholder approval and subject only to public disclosure.

CORPORATE GOVERNANCE

Audit Committee.

     Prior to 2004, Croff did not have an Audit Committee. However, under existing statutory requirements, the company implemented, as of January 1, 2004, an audit committee believed to be compliant with the requirements of the Sarbanes-Oxley Act. From 2004 through his resignation on December 12, 2006, Mr. Dilworth Nebeker acted as Chairman of this committee and Mr. Ed Peiker served as the other member on the audit committee. After December 5, 2006, Mr. Harvey Fenster, an independent board member, was appointed as Chairman and Mr. Richard Mandel as an independent board member.  The audit committee has met three times during 2007.

Board of Directors & Conflict Avoidance.

The company is governed by its board of directors consisting of Mr. Gerald L. Jensen who is also the President of the company.  The other current directors are deemed independent directors, as that term has been previously defined in these proxy materials, and include: Mr. Richard Mandel, Jr., Mr. Julian D. Jensen, who is the brother of the president, and Mr. Harvey Fenster who was recently appointed in December, 2006 after the resignation of Mr. Dilworth A. Nebeker and Mr. Edwin W. Peiker, Jr.  Further information as to each of these directors and the sole executive officer of the company will be set-out in these proxy materials, including compensation and sharehold positions, and are further described in the enclosed and incorporated Form 10-K/A information.

Mr. Harvey Fenster and Mr. Richard Mandel currently constitute the two members of the audit committee for the corporation.

Potential conflicts that may exist between Mr. Gerald L. Jensen as the sole executive officer and the company and due to his majority shareholder position have been set-out and treated in the preceding section on Potential Conflicts and Related Party Transactions. Potential conflicts are further treated as part of the enclosed and disseminated 10-K/A materials.  At all times in setting Mr. Jensen’s compensation or considering any transaction or proposal in which he had an interest, the other board members would consider and decide such matters without the participation of Mr. Gerald L. Jensen.

Independent Board Members.

As noted previously, all of the directors, except Mr. Gerald L. Jensen, are deemed to be independent based upon the definition employed by the company as previously described in the glossary; which essentially provides for determination of independence if the director is not a principal officer or employee of the company, is not in a position to exercise actual control over the board or the company and if such person holds less than 10% of the issued and outstanding voting stock.  All of the directors, other than Mr. Gerald L. Jensen, are believed to meet this criteria.  Even though Mr. Julian D. Jensen is a brother of the president, Mr. Gerald L. Jensen, Mr. Julian D. Jensen and the other members of the board believe that he acts in an independent capacity and has not, and does not, act under direction, authority or control of Mr. Gerald L. Jensen.  The definition of independent director, as adopted by the company and as stated above, has also been posted on the company’s website.

Attendance at Meetings.

During calendar year 2007 to date, there have been seven board meetings of the company, the company records reflect that of these board meetings, each were attended either in person or by telephone by each of the directors.  The audit committee met on three occasions and was attended by each of its members on each occasion.  The audit committee submitted two reports to the board of directors.  The independent committee of the board met three times.  The company does not, at present, have any formal policy on attendance at board of directors meetings, but would anticipate that any director who is not able to attend on a consistent basis would so inform the board and consider resigning his position if his other responsibilities did not allow a consistent attendance.

Director Compensation.

The compensation to directors has been determined by a committee of the whole of the board. Because directors are only paid a flat stipend and any required per diem for attendance at meetings, the company has felt there was no reason to have an independent compensation committee for directors or officers to this point.

Audit Committee Charter.

The audit committee as formed in December, 2002 adopted an audit committee charter basically establishing procedures to deal independently with the company’s auditors and to report to or receive independent reports from the auditors as required under the Sarbanes-Oxley Act.  The charter also contains ethical standards to avoid conflicts of interest.

Code of Ethics.

The company has not to date adopted a formal code of ethics, though the board periodically reviews and discusses the necessity of observing fidelity and fiduciary standards to the company and its shareholders, avoiding conflicts and apparent conflicts, avoiding any form of insider dealing, trading or favoritism, or violating the corporate opportunity doctrine.

Other Committees.

The company does not have other standing committees, including a nominating or compensation committee, a diversity committee or an executive committee.  The company believes that such independent committees are presently unnecessary due to the extremely small size of the company and its board of directors; and, because, on any material matter involving acquisitions, compensation or nomination, the disinterested members of the board have met as committee of the whole.

Nominating Process.

 Because of the small size of the company the board of directors simply acts as a committee of the whole for nominating purposes.  The company does not have any prescribed criteria for qualification of those sitting on the board of directors, but believes that its present board is qualified to act upon the matters and areas in which the company presently operates.  The board would entertain any outside nomination for a directorship and would attempt to propose for nomination the best qualified applicant.  To date, there have been no outside nominees.

Shareholder Information.

Croff is aware of the general rules and regulations of the Securities and Exchange Commission regarding shareholder comments and proposals.  In all prior proxy statements, Croff has included direction to shareholders in each annual proxy for, at least, the past five years generally outlining their right and the procedures to file any shareholder statements or proposed resolutions.  Historically, Croff has not received any shareholder proposals or suggested resolutions and does not anticipate any shareholder proposals related to the present proxy matters at issue.

CORPORATE PERFORMANCE GRAPH

     Normally contained in this section would be a graph comparing the company’s common stock performance to the performance of the general market on which it trades, as well as comparisons to the relevant industry segment of that market.  However, because during the last year, Croff had only a very limited trading market on the Electronic Bulletin Board, it is deemed such presentation could be potentially misleading.  Croff continues to have very limited trading activity.  The trading range during the last year has ranged from approximately $1.40 per share to $3.00 per share.

MATTERS SUBJECT TO SHAREHOLDER VOTE

I.

ELECTION OF DIRECTORS

     The current Croff Board and nominee consist of Gerald L. Jensen, Richard H. Mandel, Jr., Harvey Fenster and Julian D. Jensen.  Please review particularly the following biographical information on nominees and the sections on Potential Conflicts and Related Party Transactions and Risk Factors.

GERALD L. JENSEN, 67, PRESIDENT AND CHAIRMAN OF THE BOARD OF DIRECTORS

President of Croff Oil Company since October 1985.  Mr. Jensen has been an officer and director of Jenex Petroleum Corporation, a private oil and gas company, for over ten years, and an officer and director of other subsidiary or related companies.  In 2000, Mr. Jensen became Chairman of Provisor Capital Inc., a private finance company.  Mr. Jensen was a director of Pyro Energy Corp., a public company (N.Y.S.E.) engaged in coal production and oil and gas, from 1978 until it was sold in 1989.  Mr. Jensen is also an owner of private real estate, finance, and oil and gas companies.

RICHARD H. MANDEL, JR., 78, DIRECTOR

Mr. Mandel has been a director of Croff Enterprises, Inc. since 1986. Since 1982, Mr. Mandel has been President and a Board Member of American Western Group, Inc., an oil and gas producing company in Denver, Colorado.  From 1977 to 1984, he was President of Universal Drilling Co., Denver, Colorado.  Prior to 1977, Mr. Mandel worked for The Superior Oil Co., Honolulu Oil Co., and Signal Oil and Gas Co. as engineer and in management.

JULIAN D. JENSEN, 59, DIRECTOR

Mr. Jensen is the brother of the Company’s president and has served as legal counsel to the Company for the past eight years.  Mr. Jensen has been a director since 1991.  Mr. Jensen has practiced primarily in the areas of corporate and securities law, in Salt Lake City, Utah, since 1975.  Mr. Jensen is currently associated with the firm of Jensen, Duffin & Dibb L.L.P., which acts as legal counsel for the Company.

HARVEY FENSTER, 66, DIRECTOR

Mr. Harvey Fenster has been a director since 2006.  Mr. Fenster currently is the President of BA Capital Company, a financial advisory services company.  From 1991 to 1994, he served as Senior Vice President and Chief Financial Officer of The Katz Corporation, a public international media representation firm.  Previously, Mr. Fenster was Executive Vice President and Chief Financial Officer of Pyro Energy Corp., a New York Stock Exchange listed public company engaged in coal mining, oil and gas exploration and development.  Mr. Fenster has also served as a director of Uranium Resources, Inc., a public company engaged in uranium exploration and production.  Mr. Fenster, a Certified Public Accountant is retired from public practice.

SUMMARY INFORMATION AS TO DIRECTORS/PRINCIPAL OFFICERS

NAME	Director Since	Compensation
Gerald L. Jensen (1)	1985	Salary as President: $54,000 - Inside Director Compensation - See Below*
Richard Mandel, Jr.	1985	Outside Director Stipend Only (See Below)
Julian D. Jensen	1991	Outside Director Stipend Only (See Below)
Harvey Fenster	2006	Outside Director Stipend Only (See Below)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock and preferred B stock of the Company as of September 30, 2007 by (a) each person who owned of record, or beneficially, more than five percent (5%) of the Company’s $.10 par value common stock, its common voting securities, and (b) each director and nominee and all directors and officers as a group.

	Shares of			Shares of
Owners	Common		Percentage	Preferred B		Percentage
	of Class of		Stock Owned	of Class B
	Beneficially		Common Stock	Beneficially		Preferred Stock

Gerald L. Jensen	258,878	*	47.1%	363,535	*	67.2%
3773 Cherry Creek Drive N, #1025
Denver, CO 80209

Richard H. Mandel, Jr.	18,100		3.2%	8,000		1.5%
3333 E. Florida #94
Denver, Colorado 80210

Julian D. Jensen	31,663		5.7%	0		0%
311 South State Street, Suite 380
Salt Lake City, Utah 84111

Harvey Fenster
25 Oak Meadow
Evansville, IN 47725

Directors as a Group	308,641		56%	371,535		68.7%

* Includes 132,130 shares of Common and 132,130 shares preferred B held by Jensen Development Company which is owned by Gerald L. Jensen.

At present there are no management or director stock options or rights.

 EXECUTIVE COMPENSATION

Certain additional required information concerning remuneration, other compensation and ownership of securities by the Directors and Officers is set-out in the enclosed 10-K/A Report and incorporated by this reference. Directors currently received $350 for each half-day session of meetings of the Board. The Audit Committee Chairman receives $500 per quarter and each member receives $350 per quarter.

Remuneration

During the fiscal year ended December 31, 2005, there were no officers, employees or directors whose total cash or other remuneration exceeded $80,000.

Summary Compensation Table
2004 Compensation Gerald L. Jensen, President. (No other executive salaries)

	2003		2004		2005		2006
YTD
Annual Compensation
Salary	$54,000		$54,000		$54,000		$54,000
Bonus	$0		$0		$0		$0
Other Annual Compensation	$0		$0		$0		$0

Long Term Compensation
Awards
Restricted Stock Awards	$0		$0		$0		$0
Payouts
No. Shares Covered by Option Grant	0		0		0		0
Long Term Incentive Plan Payout	$0		$0		$0		$0
All Other Compensation	$1,620	(1)	$1,620	(1)	$1,620	(1)	$1,620	(1)

1  Mr. Gerald Jensen also receives an IRA contribution from the Company of $1,620 (3% of salary) per year.

Gerald L. Jensen is employed as the President and Chairman of Croff Enterprises, Inc.  Mr. Jensen commits a substantial amount of his time, but not all, to his duties with the Company.  Directors, excluding the President, are not paid a set salary by the Company, but are paid $350 for each half-day board meeting and $500 for each full-day board meeting.

Options, Warrants or Rights

      The company had no outstanding stock options, warrants or rights presently or as of December 31, 2005.

THE BOARD URGES YOUR VOTE IN FAVOR OF EACH OF THE CURRENT DIRECTORS WHO WILL APPEAR ON THE PROXY BALLOT FORM AS THE NOMINEES.  As previously explained, the ballot will allow you to vote for one or more, but less than all nominees, if you elect as common shareholders.  Further, space is provided to “write in” an additional nominee or nominees and to cast your ballot for such alternatives if you elect.  Board members will consist of those receiving the highest number of votes for each board position.

II.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Auditors

The Board of Directors has appointed Ronald C. Chadwick, P.C. of 2851 South Parker Road Suite 720, Aurora, Colorado 80014 as independent certified public accountants for the Company to examine the financial statements of the Company for the fiscal year ending December 31, 2007 and ask for ratification of his further appointment through December 31, 2008.  The appointment of Ronald Chadwick, P.C. is subject to ratification of the shareholders and a resolution for such ratification will be offered at the Special Meeting as is contained in the enclosed proxy ballot.  Ronald Chadwick has been acting as independent accountant for the Company for the past year. Mr. Ronald R. Chadwick, P.C. has been proposed as the replacement auditor by virtue of his familiarity with the Company's affairs, his lower cost and his ability, and is considered by the Board and the Independent Audit Committee as best qualified to perform this audit.  Croff has no disagreement over accounting information, policies or presentation with is prior auditors or Mr. Chadwick.  The present Board of Directors recommends adoption of a resolution appointing Mr. Chadwick as the independent auditor for the Company.  The foregoing accountant may be present at the Annual Meeting and has agreed to respond directly to any shareholder accounting questions sent to his office.

Audit Fees

Aggregate fees for professional services rendered by Ronald Chadwick (“Auditor”) in connection with its last audit of the company’s consolidated financial statements as of and for the year ended December 31, 2006 aggregated $10,250.  The limited reviews of the company’s unaudited condensed consolidated interim financial statements paid to Ronald Chadwick aggregated $3,000 for the calendar year 2007 to date.

THE PRESENT BOARD URGES YOUR VOTE IN FAVOR OF THE RATIFICATION OF THE CURRENT PROPOSED AUDITOR.

III.

VOTE ON DIVISION OF COMPANY AND RELATED ITEMS

         Approval of Share Transfer.  After the termination of the TRBT share exchange plan in June, 2007 the board of directors met and determined that the company should still attempt to go forward with a reorganization whereby the oil and gas assets could possibly be transferred to a private entity leaving Croff Enterprises essentially as a public reporting shell corporation which the board believe may be in a better position to engage in future merger or reorganization activities, but without prejudice to the interest or rights of the minority shareholders previously holding preferred “B” shares which evidenced interest in existing oil and gas assets.

The board then appointed a special committee consisting of the three outside directors of the company, independently of Mr. Gerald L. Jensen, the president and inside director, to explore various options, opportunities and reorganization opportunities and report back to the board as a whole as to recommendations going forward.  In essential terms, the findings and recommendations of the independent committee were as follows:

1.    Consider transferring the oil and gas assets out of the existing public entity to a private entity in such a way as to preserve the equivalent interest in such private entity of the present “B” shareholders (to which the oil and gas assets were pledged) and to provide voting rights to all shareholders by having a common class of stock.

2.  Continue to attempt to find suitable merger, acquisition or other types of reorganization possibilities for Croff Enterprises, Inc. subsequent to filing a proxy statement obtaining shareholder approval of the transfer of the assets to a private entity.

3.    As part of the overall plan of reorganization to convert each issued and outstanding “B” share to one common share in the new private oil and gas entity, Croff Oil.  To provide notice through the proxy process to shareholders of this conversion upon majority approval and to provide an ongoing mechanism whereby the preferred “B” shares would be cancelled of record and prior holders of preferred “B” shares would receive one common share of Croff Oil for each former preferred “B” share.

4. To charge the president to actively engage in seeking out and discussing merger or acquisition possibilities.

5. To consider the future acquisition of personal liability insurance for members of the board of directors.

6.   To simplify the corporate structure and assets to allow implementation of financial review procedures and accounting practices at a reasonable cost, in conforming with Section 404 of Sarbanes-Oxley or to consider the ramifications of becoming a “pink sheet” company.

7.  To increase the common shares for future financing or reorganization purposes from 20 million shares at $.10 par value to 50 million shares at $.10 par value and to increase the authorized but un-issued class “A” shares from 5 million shares common no par to 10 million shares, no par.

8.  To review and include within this proxy solicitation required dissenting shareholder rights provisions to all shareholders and to determine a suggested valuation of the preferred “B” shares for dissenting shareholder rights purposes at $4.25 per share and for the common shares at $1.00 per share.

 Because the company has set-out with some details the proposed terms of the asset transfer and corporate division in the forepart of this proxy statement, the mechanical terms of the proposed transfer, the board of directors’ position and resulting capitalization and structure are not repeated and restated in this detail section.  However, the board has included within the following materials various considerations, risk factors and further information concerning the proposed corporate division and class “B” share cancellation that may be relevant and significant to the consideration of the proxy materials and your voting on the recommendations of the board as to these items.

 Each party reviewing this Proxy may wish to review the Plan of Corporate Division attached as Exhibit “A” hereto.  Management of the company is further willing to discuss any terms and provisions of this Plan in more detail with any shareholder, prospective shareholder or other interested party.

 The following constitutes the board’s outline of the essential terms and certain risks of the Plan of Corporate Division:

•
Summary of Transfer.   As previously set-out, in the event of the successful majority common and class “B” shareholder approval of the asset transfer, all of the oil and gas assets of Croff will be transferred to Croff Oil, a Utah corporation wholly owned by  Croff. Each existing preferred “B” shareholder in Croff will be issued one common share in the new Croff Oil such that their relative rights in the oil and gas assets should remain the same as their current percentage of ownership of preferred “B” shares.  Mr. Gerald L. Jensen, with associated business entities, will continue to hold and control approximately 67.2% of the voting stock and ownership of the new corporation and the other preferred “B” shareholders will own the remaining 32.8%, but will have an ongoing voting rights as common shareholders in the new corporation.  There will be no change in the common shareholders.  The percentage shareholders actually holding shares in the new entity may decrease in accordance with the number of preferred “B” shareholders who elect to exercise dissenting shareholder rights in lieu of receiving common shares in Croff Oil.  No anticipation or projection of what percentage of shareholders may exercise dissenting shareholder rights can be made by the company, but it is anticipated that the numbers should relatively insignificant.

•
No Oil and Gas Assets.  In the event of majority shareholder approval of the asset transfer and corporate division as described earlier in this proxy, Croff will have essentially no oil and gas assets and should have cash or cash equivalents left of approximately of $300,000.  As previously indicated, Croff would then attempt to actively go forward to seek some form of merger or acquisition transaction which hopefully will increase shareholder value, provide working assets and create an active trading company upon completion of such transaction.  The board realistically anticipates that any acquisition or merger will result in the present shareholders of Croff holding a very small minority position most likely in the range of 5-10% in the event of the completed acquisition or merger.  Except for the completion of a future merger or acquisition, Croff would have no active business purpose or assets and will be required to employ and expand its limited cash reserves and assets primarily for compliance work as a ongoing public company, as well as ordinary overhead expenses as detailed in its 10-K/A report.

•
Share Ownership after Closing.  Subsequent to the closing of the corporate split and asset transfer, Croff would essentially have the same existing ownership as presently extant in the company.  That is, Mr. Gerald L. Jensen and affiliated entities would own approximately 47% of the issued and outstanding common stock and all other shareholders would own approximately 53%.  If shares held by the board of directors are separated from the other shareholders not affiliated with Mr. Gerald L. Jensen, this remaining group of public shareholders would constitutes approximately 46% and the board, collectively, excluding Mr. Gerald L. Jensen, would hold approximately 8%.  The ownership in Croff Oil has been earlier set-out and described in the preceding sections.

•	Principal Management. Immediately following the approval of the corporate division, three of the existing board of Croff would also constitute the interim board and is anticipated to appoint management of Croff Oil. It is anticipated that after an interim period of approximately 6 months to a year, there will be a shareholder election and changes proposed to the board of Croff Oil and anticipated subsequent appointment of management. It is anticipated, though not warranted, that during this interim period Croff Enterprises most likely will be able to complete a merger or acquisition, which would, in turn, almost certainly result in a totally unrelated proposal to substitute and elect new directors having no prior affiliation with the existing Croff board and management.

•
Shell Company.  In the event of and subsequent to the shareholder approval of the stock split and asset transfer, Croff will become what is essentially known as “shell” public corporation.  That is a corporation which continues to report as a publicly owned and held entity under the Securities and Exchange Act of 1934 (’34 Act), but without any active business assets or purpose pending a subsequent merger or acquisition.  The status of Croff as a shell company may impose certain limitations and other reporting requirements on Croff that may be adverse to shareholder interest.  While not intended as an exhaustive listing of events related to becoming a shell company, the following are believed to be some of the more significant reporting requirements and limitations:

▪	Croff will have to report on the first page of its 10-Q and 10-K filings that it is a shell company.

▪
In the event of any merger or acquisition, shell companies are required to report any merger or acquisition proforma financials concurrently with the filing of the notice of the definitive agreement of the merger or acquisition and do not have the time allowed to non-shell companies to provide subsequent proforma financial information.

▪
Broker/dealers trading shares in shell companies are required to provide particular high risk notices related to such companies to various persons purchasing stock in a shell company from a broker/dealer and to qualify those who may invest.

▪	In any public disclosure document, the company will most likely have to list and described various risk factors inherent in acquiring of and owning stock in a shell company.

•
No Dividends.  At present, there is no commitment or undertaking of Croff, after the anticipated corporate division closing, to commence the payment of dividends from anticipated earnings and no one should continue to hold or acquire stock in Croff Oil upon any assurance or expectation of dividends as it is most likely that the company will continue to retain any earnings for growth or development purposes for the foreseeable future.  Further, it is anticipated Croff will not pay any dividends for the foreseeable future.

•
No Warranty of Future Earnings.  Croff cannot, as it becomes a shell company, make or proffer any warranty or assurance that there will be future earnings or future trading value in its stock and its entire future will be dependent upon the success of the present board in seeking out and finding a suitable acquisition or merger candidate.

•
Conversion of Preferred “B” to Common.  As a result of the transactions outlined above, the company will have no preferred B shares or assets.  All preferred “B” shares will be cancelled prior to the closing and one new common share in Croff Oil will have been issued for each preferred “B” share.  The company may treat any undeliverable new common shares as lost or abandoned property after the appropriate time period under applicable laws for lost or abandoned property in the state of Utah and after giving the minimum required notice of exchange through this Proxy or as subsequently determined appropriate by the company under Utah law as previously described.

•
Current Majority Control.  It should be noted that two directors of the company, Mr. Gerald. L. Jensen and Mr. Julian D. Jensen, intend to vote a majority of the common shares held between them in favor of the transactions described by this proxy and for the election of the new directors; thereby assuring its passage, subject only to dissenting shareholder rights as previously and subsequently explained in this proxy.   Mr. Gerald L. Jensen, individually or through controlled entities, also holds a majority of the preferred B shares and has committed to vote those shares in favor of the transaction.  As a result, while the company is interested and does solicit your vote in favor of the propositions, it should be understood that the exchange plan will be approved based upon the committed votes to date and that if any shareholder is dissatisfied with the terms of this transaction, the sole practical remedy of any such dissenting shareholder will be the exercise of the dissenting shareholder rights as provided under Utah law and as more fully described in this Proxy material.  Further, election of directors cannot be completed under Utah law by majority shareholder consent, but requires an actual vote of all shareholders.

Background of and Purposes for Transaction

Since approximately 1995, the board of Croff had authorized its chief executive officer to actively search out and seek potential favorable merger or acquisition possibilities for the company.  The creation of the preferred “B” class of stock and assignment of oil and gas assets in 1996 to enhance this process has been earlier explained.  This general decision was made by the board after review of the company’s status as an on ongoing small public company.  Croff premised its decision to seek reorganization opportunities essentially upon the following principal considerations:

•	The consideration that the company may be able to increase shareholder value by obtaining an alternative business or asset which might have greater growth potential.

•	The increasing cost and complexity of maintaining the company as a small public company, which became more onerous after passage of the Sarbanes-Oxley Act.

•	The understanding that the small, fractional and widely disbursed assets of Croff were difficult to scale into a larger more liquid company.

•	The realization that it was costly and difficult to value and dispose of the oil and gas assets, because of their very fractionalized and dispersed nature.

•	The consideration that the company did not presently have any additional capital to materially increase its existing preferred “B” oil and gas assets.

•
The fact that recent merger or acquisition discussions, including the recently terminated share exchange with TRBT, have required the company selling or somehow spinning out existing oil and gas assets.

•	The advancing age of present management of the company and their desire to step-down from active management of a public company in the near future.

As a result of these and related factors, the board authorized its president to seek out and to present to the board various potential business acquisition, merger or reorganization possibilities that would meet most of the objectives outlined above.  Mr. Gerald L. Jensen was informally granted broad discretion by the board to complete initial “screenings” of proposals and to determine what, if any, proposal merited full board review.  Mr. Gerald L. Jensen, and to a lesser degree other members of the board, at various times presented various merger or reorganization opportunities.

Most recently, in June, 2007, the company terminated a majority share acquisition with a Chinese company described herein as TRBT after reaching a definitive Share Exchange plan and commencing the proxy filing process.  The transaction was terminated because of a failure of performance by TRBT, particularly related to timely provide adequate financial statements.

Significant Historical Reorganization Proposals.

As generally noted above, during the period from approximately 1995 through the agreement with TRBT, various proposals for asset acquisition, share exchange, merger or other forms of reorganization were presented by various enterprises or individuals to Croff.  Most of these were deemed to be inconsistent with Croff’s direction, intent or involved various provisions that would not seem to be compatible with going forward as a public company.  As a result, most of these proposals were screened by the president and not formally presented to the board; as to these proposals no extant record exist.

Of the proposals which were ultimately reviewed by the board of directors, there are approximately four proposals which were given serious consideration and with some level of due diligence completed.  Following is a general description of the proposals substantively reviewed by the Croff board with the reasons for not going forward with any form of definitive agreement.  Croff has taken the position that it would have been inappropriate to make any public announcement of any type of reorganization or acquisition consideration absent a definitive and binding agreement.  No such agreements were ever reached as to the following, except for the final one, the TRBT Agreement.  As a result, only board minutes or a preliminary letter of intent exist as to the other following reviewed proposals.

•
The company entered into acquisition discussions with a group from Calgary, Canada during 1996 and 1997 known as Agra Fiber Industries, Inc. Agra Fiber Industries had presented their business plan to Croff and it had been reviewed by the president and later by the Board of Directors. Agra Fiber essentially created fiber board utilizing straw and fescue grass fibers, rather than the standard wood chips. After some discussions by telephone, the president of Croff went to Calgary, Canada, and met with the initial management and some of the board of directors of Agra Fiber. Agra Fiber was seeking funding to build plants which would cost approximately 30 million dollars, and was seeking initial private funding followed by a secondary offering which might be facilitated by a merger with a public company. After several meetings and a review by the board of directors of Croff, Agra Fiber was able to secure a commitment for debt financing.  Croff’s president and the president of Agra Fiber met with the Principal Group, an investment banking firm, in Houston, Texas, with respect to this financing. Croff provided only its public information, and received the Agra Fiber financials and business plan. In mid-1997, negotiations ceased when Agra Fiber reported that it was obtaining equity funding from a private Canadian investor which was not interested in a public merger.  No formal agreement or letter of intent was entered.

•
In 1997 and 1998 the Board reviewed two proposals from a Mr. William Becker, a Canadian owner of cable television, real-estate, and oil and gas interests. Mr. Becker was developing several high tech companies and was interested in a possible reverse-merger with Croff. The first company, which was discussed with Mr. Becker, was Sky Connect, Inc. Sky Connect was an existing company in the development stage which provided telephone service from aircraft prior to the widespread use of cell phones. Croff management received and evaluated an appraisal of this development stage company from the Madison Group, an investment company in Chicago, Illinois. After a number of management meetings with Sky Connect, no agreement was reached on an acquisition by Croff, and the Board was not presented with any proposal. Croff management then entered into discussions on another company founded by Mr. Becker, known as Telehub Communications Corporation. Telehub Communications Corporation was an early stage internet phone company using digital information packets over fiberoptic lines which was at an early stage of development in 1998. This company was headquartered north of Chicago, Illinois.  Telehub was obtaining bond financing as part of its capital raising program and would then propose a reverse-merger with Croff to become a public corporation. The President met with representatives and advisors of Telehub at their headquarters near Chicago, and later in San Francisco. Following the last meeting with Coopers and Lybrand, Telehub’s public accounting firm in San Francisco, it was determined that Telehub would incur material adverse tax consequences if the reverse-merger into Croff took place. Therefore, the negotiations were dropped by Telehub.  Again, there was no definitive agreement or letter of intent.

•
Croff had a number of other discussions from 1999 - 2002 with potential acquisition    targets, but none of these potential acquisitions progressed past the early discussion stage. In 2004, the president met with Trinity Capital Corporation in Toronto, Canada, with respect to raising capital for Croff which could be used in the company’s oil and gas reentry program in Dewitt County, Texas, and for other expansion purposes. The president flew to Toronto and met with the principals of Trinity Capital and arranged for a discussion with the other members of the board of directors by conference call. After a period of negotiations, it was agreed that Trinity Capital would attempt to raise equity money for Croff. These efforts were terminated even before any formal offering memorandum was prepared.  Instead, Croff entered  into a joint development agreement on the Dewitt County, Texas Properties with Tempest Energy Resources, LP, which was duly reported in the Company’s filings on Form 10-K and 10-Q.

•
In August of 2005, Several of the principals of Trinity Capital, who had met with the Croff, after consulting with the Trinity board, informed management that they had formed an oil and gas company, Canary Resources, Inc. and would be interested in a reverse merger with Croff.  Canary was primarily involved in coal methane gas development.  Canary’s management proposed utilizing the Dewitt County properties and possible Michigan properties of Croff, with the remaining assets pledged to the preferred “B” properties to be purchased by the Croff principal shareholders who had just finished the tender offer for the Preferred “B” shares.  Croff’s president then engaged in negotiations with Bill Chandler, the President of Canary Resources. These negotiations continued during the fourth quarter of 2005 and first quarter 2006. The Canary assets were essentially coal-bed methane leases in eastern Kansas and Western Missouri. Canary was a development stage company in which there was no current production from any of the wells. Canary’s business plan was to acquire a large acreage position and develop funding to begin the actual drilling program. Canary had successfully completed a seven million dollar private investment of its convertible preferred shares. The Board of Directors of Croff, on November 4, 2005, authorized a non-exclusive letter of intent with Canary, agreeing all information would be kept confidential. Croff provided Canary its public filings and its oil and gas reserve report. Canary provided a reserve report and business plan information to Croff. After due diligence on the financial situation of Canary and examination of a lawsuit in which Canary was involved with respect to these assets, the president of Croff after discussion with the Croff board sent a letter on December 13, 2005, revoking the letter of intent with Canary. Management continued to have negotiations with Canary during the year 2006, at the same time it was discussing the potential acquisition of TRBT. In September of 2006, the Board made a final review of the Canary financial statements and determined not to proceed any further with negotiations with Canary, but to proceed with the proposal from TRBT.

•
In December 2005, Croff was approached by Mr. Ed Wong, an agent for a number of Chinese companies which were seeking access to the US public markets. He stated that he represented himself and Mr. Sam Liu, who together would be interested in arranging the acquisition of a Chinese company by Croff. Sam Liu and Ed Wong, hereafter “agents,” stated that they were interested in a debt free, active, fully reporting public company, and that Croff had been referred to them. They also stated that there was no interest in its oil and gas assets or operations.

The president then visited China in April, 2006, meeting in Beijing China with an independent law firm to review aspects of Chinese law in this type of transaction and then traveling to Taiyuan, China, to meet with the officers and directors of TRBT and to inspect each of the shopping malls.  While in Taiyuan, Mr. Jensen also met with the staff and accountants for TRBT. Following this trip, the President reported to the Croff  board on April 25, 2006, that he was satisfied that the companies in China were conducting a well run real-estate business, that the shopping malls had a high occupancy rate and the staff seemed professional and competent.  During October and November, 2006, it was determined that in order to eliminate the remaining “B” shares, the Articles of Incorporation of Croff would be amended to convert each preferred “B” share to two shares of common stock and to cancel all authorized preferred “B” shares.  The cash consideration, except for a dividend to common shareholders of Croff and a retirement bonus to resigning directors, would remain in the company.  Julian Jensen, legal counsel, informed the board in detail about the Utah Dissenting Shareholder Rights Statute, and the rights of any dissenting Preferred “B” shareholders to obtain a cash settlement, rather than two common shares.  In November 2006, the board received preliminary September 30, 2006, financial statements and Croff completed its September 30, 2006, 10-Q. The board then met on December 5, 2006 and approved the Acquisition Agreement.  This approval required that certain editing and refining changes be made in the Agreement prior to its signing and announcement.  The Exchange Agreement was signed on December 14, 2006 and 8-K filed with the SEC on December 14, 2006. There were no other documents exchanged. The Stock Exchange plans, including all exhibits, are included in their entirety as an attachment to the earlier filed 8-K.

By early 2007, it had become apparent to the Croff board that TRBT was having problems in timely providing adequate audited financial information meeting GAAP requirements and disclosure under SEC Regulation and other SEC rules governing financial disclosures in financial statements.

After various late negotiations and attempts to complete the transaction, the Croff board in June, 2007 finally gave formal notice to TRBT of the termination of the proposed share exchange for the reasons outlined above.  The board subsequently has entered into negotiations with another oil and gas company, but no agreement has been reached, and no announcement made.

 Exemption Claims for Shares Issued

     Because the Croff Oil shares are being issued in exchange only to existing Croff preferred “B” shareholders, the company upon advice from its legal counsel takes the position that that is an exempt transaction from registrationunder the Securities Act of 1933 (’33 Act) and particularly SEC Rule 504, or as an accredited offering as to the principal shareholder.  In like manner, the transactions is deemed exempt from registration to Utah residents holding Croff “B” preferred stock primarily pursuant to Utah Code Annotated §61-1-14(2)(p) involving transactions involving reorganizations.  The board further feels that equivalent or similar exemptions are available in each jurisdiction under state laws and regulations where it may have security holders.  Further, the resulting Croff Oil will have less than 500 shareholders and less than 10 million in assets so it will not require automatic registration.  As a result, the company will not file for registration on any of the securities being issued in Croff Oil and such securities as issued will be deemed as unregistered restricted securities and will bear a standard restricted legend and not be eligible for free trading.  Restricted securities are more fully discussed under the applicable Risk Factor section.

Description of Croff Properties to be Transferred

     The specific preferred “B” oil and gas assets to be transferred to Croff Oil with assumption of all oil and gas liabilities, are set-out in detail in Schedule “__” to the Plan of corporate division.  These oil and gas properties consist primarily of non-operated oil and gas and working and royalty interest primarily located in Utah, with additional interest in the states of Alabama, Montana, Wyoming, Oklahoma, North Dakota, Michigan, New Mexico and Texas, along with affiliated bank accounts, receivables, payables, and all liabilities, except Croff tax liabilities, including any plugging and abandoning costs. A more complete description of these oil and gas assets, including revenues and reserves, are set-out in Croff’s 10-K/A for the reporting period ending December 31, 2006 as incorporated by this reference, and Exhibit “A” to this proxy.

In July 2006, the company sold directly to unrelated parties its principal oil and gas leases in DeWitt County, Texas.  The DeWitt County, Texas oil and gas assets belonged to the common stock account. Please review the Croff 10-K in the Annual Report for 2006 for a more complete discussion of the common stock assets in Dewitt County, Texas. The common stock account was unable to sell and had to retain two non-operated natural gas wells, and some tubing in Dewitt County at a book value of $82,873. The board agreed to transfer these assets to the preferred “B” shareholders, who have agreed to acquire these miscellaneous oil and gas assets at the company’s cost, as well as assuming all plugging and other liabilities, if the company does not sell them at a higher price before closing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULT OF OPERATIONS

Croff Enterprises, Inc. Critical Accounting Policies and Estimates

The company’s discussion and analysis of its financial condition and results of operation are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires the company to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year.  The company analyzes its estimates, including those related to oil and natural gas revenues, oil and natural gas properties, marketable securities, income taxes and contingencies.

The company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates under different assumptions or conditions.  Assuming this acquisition closes, the company’s past oil and gas accounting practices will have little relevance on the future real estate business of the company. The company accounts for its oil and natural gas properties under the successful efforts method of accounting.  Depletion, depreciation and amortization of oil and natural gas properties and the periodic assessments for impairment are based on underlying oil and natural gas reserve estimates and future cash flows using then current oil and natural gas prices combined with operating and capital development costs. Historically, oil and natural gas prices have experienced significant fluctuations and have been particularly volatile in recent years.

CROFF FINANCIAL ANALYSIS

Liquidity and Capital Resources

At June 30, 2007, the Company had assets of $1,924,495 and current assets totaled $1,170,118 compared to current liabilities of $49,420.  Working capital at June 30, 2007 totaled $1,120,698 an increase of 13% compared to $995,498 at December 31, 2006.  The Company had a current ratio at June 30, 2007 of approximately 24:1. During the six month period ended June 30, 2007, net cash provided by operations totaled $88,045, as compared to $127,072 for the same period in 2006. This decrease was primarily due to reduction of current liabilities in 2007.  The Company’s cash flow from operations is highly dependent on oil and natural gas prices.  The Company had no short-term or long-term debt outstanding at June 30, 2007.

Capital expenditures in the second quarter included $22,845 paid for completion of the Shriners II well which was started in 2006. This well is currently producing.  The Company’s plans for ongoing development, acquisition and exploration expenditures, and possible equity repurchases over and beyond the Company’s operating cash flows will depend entirely on the Company’s ability to secure acceptable financing, and reasonably priced opportunities.  Bank borrowings may be utilized to finance the Company’s 2007 capital budget.  In addition, the Company will utilize its internal operating cash flows. Future cash flows are subject to a number of variables, including the level of production and oil and natural gas prices.  There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or that increased capital expenditures will be undertaken.

The Company believes that borrowings from financial institutions, projected operating cash flows and the cash on hand will be sufficient to cover its working capital requirements for the next 12 months, if continuing its current oil and gas activities.  In connection with consummating any significant acquisition or funding an exploratory or development drilling program, additional debt or equity financing will be required, which may or may not be available on terms that are acceptable to the Company.

While certain costs are affected by the general level of inflation, factors unique to the oil and natural gas industry result in independent price fluctuations. Over the past five years, significant fluctuations have occurred in oil and natural gas prices. Although it is particularly difficult to estimate future prices of oil and natural gas, price fluctuations have had, and will continue to have, a material effect on the Company.  Overall, it is management’s belief that inflation is generally favorable to the Company since it does not have significant operating expenses.

Results of Operations

The year ended December 31, 2006 compared to year ended December 31, 2005.

The company had net income for 2006 which totaled $373,015 compared to net income of $289,887 for the same period in 2005.  This increase in income in 2006 was primarily due to the gain on the sale of the leases in Dewitt County, Texas.

Revenues for 2006 totaled $1,005,274, a significant increase from revenues in 2005 of $968,085 primarily because of the gain from the sale of the Edward Dixel Grips lease in Dewitt County. Oil and natural gas sales in 2006 totaled $842,400, a 10% decrease from $934,525 in the same period in 2005. A decrease in oil prices and natural gas prices were the factors causing this decrease in oil and natural gas sales compared to the same period in 2005. Interest income rose from $12,057, which was categorized under other income in 2005 to $49,671, which is categorized under interest income in 2006. The interest income increased because there was an increase in deposits and interest rates, and from the settlement of the Parry v. Amoco Production case. The interest income attributable to the bank deposits is $35,818 and the interest income received from the settlement totaled $13,853 yielding a combined total of $49,671.

For 2006, lease operating expenses, which include all production related taxes, totaled $205,371 compared to $272,129 incurred for the same period in 2005.  In 2006, the company did not have any expenditure on the Yorktown drilling program which decreased expenditures from 2005 to 2006.  Estimated depreciation and depletion expense for 2006 were $48,500 compare to 2005 at $45,000.

General and administrative expense, including overhead expense paid to a related party, for 2006, totaled $262,520 compared to $215,766 for the same period in 2005. The increase in the general and administrative expense and overhead is due to an increase in legal, accounting and other expenses related to the Exchange plan and annual report printing fees. Accretion expense for the Asset Retirement accrual was $10,187 in 2005 compared to $5,868 in 2006. The reason for this decrease is the company established an accretion expense account in the third quarter of 2005, and accrued a higher amount to establish the reserve. The amount reflected in the third quarter of $1,467 is the average quarterly amount of the accretion expense.

Provision for income taxes for 2006 totaled $110,000 compared to $82,478 in 2005.  This increase is primarily attributable to an increase in net income for the year.

One Year Ended December 31, 2005 compared to year ended December 31, 2004.

Revenues for 2005 totaled $968,085, an increase of 68% from $576,162 in 2004. Net income for 2005 totaled $289,887 compared to $142,116 for 2004. The increase in revenue was due almost entirely to major increases in oil and natural gas prices. Production was relatively constant and reserves increased by about the same amount as the amount produced. . Other income, which is composed primarily of interest and dividend income as well as lease bonus payments, and sale of equipment increased approximately 440% during 2005 to $33,560 from $6,196 in 2004.

Lease operating expenses for 2005, which includes all production related taxes, totaled $272,129 compared to $192,187 for 2004. This was due to three major increases in expenses. Production related taxes rose to approximately $67,000 due to higher prices. Increased workover expenses were incurred as prices increased work on marginal wells. The Company also had a full year of production from working interest in wells such as the State Forest in Michigan, which run higher lease operating expenses.

Lease operating expenses for 2005, which includes all production related taxes, totaled $272,129 compared to $192,187 for 2004. This was due to three major increases in expenses. Production related taxes rose to approximately $67,000 due to higher prices. Increased workover expenses were incurred as prices increased work on marginal wells. The Company also had a full year of production from working interest in wells such as the State Forest in Michigan, which run higher lease operating expenses

General and administrative expense, including rent for 2005, totaled $215,766 which was $55,609 higher than in 2004, when general and administrative expense totaled $160,157. This increase was due to higher fees for accounting, legal, and similar costs incurred in pursuing the strategic alternatives for the Company and increased compliance costs.

Six Months Ended June 30, 2007 Compared with Six Months Ending June 30, 2006.

Revenues for the six months ended June 30, 2007 totaled $ 447,309 essentially equal with revenues of $448,985 at June 30, 2006. Net income for the six months ended June 30, 2007 and 2006 totaled $119,818 and $136,123 respectively. This decrease in the net income was primarily due to a higher provision for income taxes.

Oil and gas sales for the six months ended June 30, 2007 totaled $422,121 a 3% decrease from the $435,106 for the same period in 2006. This slight decrease in oil and gas sales in 2007 compared to 2006 is primarily attributed to a decrease in natural gas prices.

Lease operation expense which includes all production related taxes for the six months ended June 30, 2007 totaled $138,423 an 11% increase from $123,158 in 2006. This increase was primarily due to higher oilfield service costs in 2007.

Depletion and depreciation expense for the six months ended June 30, 2007 totaled $25,000 from the sum of $24,500 incurred for the same period in 2006. This increase was due to the small increase in producing assets in 2007.

General and administrative expenses, including overhead expense paid to related party, for the six months ended June 30, 2007 totaled $108,841 compared to $123,270 for the same period in 2006. Overhead expense paid to related party for the six months ended June 30, 2007 totaled $24,180 compared to $24,444 incurred for the same period in 2006. The decrease in overhead expenses is primarily attributed to timing of professional fees in the cancelled TRBT acquisition.  The Company has also incurred additional costs during both 2006 and 2007 with respect to strategic planning.

Provision for income taxes for the six months ending June 30, 2007 totaled $52,000 compared to $39,000 from the same period in 2006. This increase is primarily attributable to the expiration of offsetting tax loss carry forwards in 2007 and being in a higher tax bracket.

TAX CONSIDERATIONS

The individual or corporate shareholder is advised to contact their own tax counsel with respect to the tax considerations of this transaction.  Each person’s tax considerations are different and the following is provided solely to provide general information on the background of this transaction.

Tax Consequences to Preferred “B” Shareholders.

The issuance of the one new common shares in Croff Oil for each Croff preferred “B” share cancelled, should be a tax free exchange of shares and the receipt of the Croff Oil Company common shares should not trigger any tax consequence to the Preferred “B” shareholder. The Preferred “B” shares were initially distributed for no additional consideration on the basis of one Preferred “B” share issued for each common share held to each common shareholder in 1996. It is anticipated the cost basis in each Preferred “B” share for most shareholders would be zero, but a percentage of the original cost basis in each common share could be allocated to the Preferred “B” share. For example, if allocated equally, a $3 basis in the common share at the time of distribution in 1996 could be allocated $1.50 to the common share and $1.50 to the Preferred “B” share.  Only shareholders exercising dissenting shareholder rights under Utah law would have tax consequences.  They would owe tax on the amount of cash received for each share over the amount of basis of the shareholder in that share.

There may be other potential tax consequences, based upon the individual taxpayer status and tax bracket of the Preferred “B” shareholder.  For example, whether the shareholder is a non-resident or a partnership, domestic or a foreign corporation, whether the shares were acquired from an estate or through a gift. This discussion does not include any individual shareholder’s tax situation, but is intended to provide general tax guidance to any Preferred “B” shareholder of his basis in receiving new common shares.  In all events, shareholders should contact their individual tax advisor to determine their actual tax results.
Tax Consequence to the Common Shareholders

The issuance of new restricted common shares in Croff Oil and cancellation of the preferred “B” shares should not result in any tax consequences to the existing common shareholders.

Tax Consequences to Croff

With respect to Croff Enterprises, Inc., the Corporation expects that the assignment of its oil and gas assets into a new company entitled “Croff Oil Company”, in exchange for distributing the common shares received to its preferred “B” shareholders will be a tax free exchange.

The tax discussion set forth above is a greatly abbreviated, generalized discussion of the anticipated applicable federal and state income tax consequences, and may not apply to all common or Preferred “B” shares acquired under different circumstances or under different facts. No information is provided herein as to the contemplated state, local, or foreign tax consequences for individual shareholders in the transactions contemplated in this Proxy. Shareholders are urged to consult their own tax advisers to determine the particular federal, state, local, and foreign tax consequences to them if the proposed transaction is approved.

AUDITORS

The independent outside accountant conducting the current audit for Croff Enterprises, Inc. is Ronald Chadwick, of 2851 South Parker Road, Ste 720, Aurora, Colorado  80014, (303)306-1967. Ronald Chadwick was appointed the independent outside auditor for the company for the calendar year 2006 by the Board of Directors on recommendation by the audit committee, and ratified at the December 2006 shareholders’ meeting. Mr. Chadwick reviewed each of the quarterly filings of Croff Enterprises, Inc. in 2006 and conducted the audit of the year ending December 31, 2006, and the quarter reviews in 2007.  The current appointment for which ratification is sought, would be the audit for the calendar year 2007.

Prior to 2006, the independent outside accountants conducting the audits for Croff Enterprises, Inc, for a period in excess of ten years, was the firm of Causey, Demgen & Moore, of 1801 California Street, Suite 4650, Denver, CO  80202, (303) 296-2229. There were no disputes between the company and Causey, Demgen & Moore, during their engagement. Causey, Demgen & Moore, declined to stand for reappointment due to restrictions imposed by section 208(a) of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission that prohibit partners on the audit engagement team from providing audit services to the issuer for more than five (5) consecutive years and from returning to audit services with the same issuer within five years.

RISK FACTORS

 1.            New Management to be Appointed and Control Position.

Shareholders and Croff should not recognize any change in their relative sharehold position or the management of the company.  The only significant change will be that there will be no further preferred “B” shares in Croff and that all issued and outstanding shares will be common with full voting rights in the new Croff Oil Company.  Mr. Gerald L. Jensen in connection with his brother, Mr. Julian D. Jensen, and other member of the board will continue to hold a slight majority of the common shares issued and outstanding within Croff during the going forward period  as a shell corporation seeking various merger or acquisition opportunity.  In Croff Oil Company, Mr. Gerald L. Jensen and affiliated business entities will hold a preponderate majority of 67% of the issued and outstanding common shares and will control both the direction and managment for that company for the foreseeable future.  Each shareholder must independently recognize and assess risk factors inherent in having a minority position in either a private or public company.  Essentially, minority shareholders will usually not be in a position to affect any change in direction of the business of the company or to block any proposed merger or acquisition or alter any business purpose due to their minority status.  These should be considered risk factors of continuing on as a shareholder in one or both entities.  As previously noted, the initial managment of Croff Oil will be same as the Croff Enterprises and all oil and gas activities will continue to be conducted in the same manner as presently conducted by Croff Enterprises.  For an anticipated interim period, the managment of Croff will be the same, though it is anticipated if the company is successful in any merger, acquisition or related type of reorganization, most likely a new and unknown management group will gain control of Croff through the issuance of new shares relative to such type of reorganization.  Again, it is highly unlikely that present common shareholders in Croff Enterprises will be able to exert or maintain any control position in the future.

      2.                 “Shell” Corporation.

      A shell corporation is essentially a company that remains public, but does not have any defined business or purpose or business assets.  Being an investor in a shell corporation imposes certain significant risk to shareholders, such as an undetermined business future and difficulty in evaluating the worth of the company going forward.  Each public shareholder in Croff must understand and realize that the company will attempt to find a suitable merger or acquisition candidate to create an active business purpose and future for Croff as a public entity; however no assurance can be given that Croff would be successful in this regard.  If, in the interim period and certainly over a longer period, Croff does not successfully find a merger or acquisition participant, its assets will be wasted without incoming revenues to pay ongoing compliance cost of maintaining the company as a public company.  Eventually, if the company is not successful after a reasonable period of time in attempting to find a merger or acquisition candidate, it may no longer be able to maintain itself as a public company and would become a privately held company with shareholders losing any potential advantage of having shares that may be traded in a public market.  Moreover, there are certain disclosure and other limitations placed upon a shell company by the mere status of being a public shell company as generally discussed previously.  The Croff board does not believe that these limitations will have an immediate adverse impact on public shareholders, but could adversely impact their position and particular if merger or acquisition candidate is not found in the near future.

      3.                 Sarbanes-Oxley Compliance – Particularly Section 404.

       The Sarbanes-Oxley Act (hereafter “SOX”) has placed significant financial and management cost and burdens upon small public companies, such as Croff.  In particular, the company is required to bear the costs and fees related to maintaining an independent audit committee at the present time.  Commencing with the calendar year starting 2008, the company would need to establish procedures for guaranteeing certain internal management and financial controls and procedures under Section 404 of SOX.  Management believes that complying with Section 404 of SOX will cost more than 50% of existing net income of the company.  This is one reason for dividing the company.  A public company with only liquid assets can comply at a substantially lower cost.  It is believed that this compliance will be complex and impose substantial new costs upon the company.  The company believes that it can comply with such requirements on a short-term interim basis if it has no producing cash and only liquid assets, but will need to find a suitable merger or acquisition candidate producing cash flows to be able to afford long-term compliance. If the company is not, after reasonable period of time able to find a suitable merger or acquisition candidate, it will most likely have to de-list as a public company and shareholders will lose the ability to have a potential free trading market for their shares or will be forced to trade on a more limited unofficial “pink sheet” basis.

      4.                 Nature of Business Entity.

      As previously discussed, the assets pledged to the preferred “B” shareholders will become the assets of Croff Oil Company.  It will be a private Utah corporation, in which shareholders will not be able to freely trade their restricted common shares.  Further, management will be substantially controlled by Mr. Gerald L. Jensen and affiliated entities holding a preponderate majority of the issued and outstanding common stock.  However, the minority shareholders will have voting rights and other minority shareholder rights as provided under Utah law.  It is further anticipated that this company will continue on with the operation or management of the existing oil and gas assets presently held and operated by Croff Enterprises and may be able to do so at a lower cost of operation, due to its nature as a private company.  However, there is no immediate commitment or expectation that dividends or other distributions can or will be paid.  Croff, as noted above, will continue to incur substantial risk factors by being a shell company by having very limited trading markets and by the substantial cost of compliance with SOX.  Finally, there can be no assurance or warranties that Croff will be successful in its anticipated efforts to find a suitable merger or acquisition candidate or as to the terms of such acquisition is successful.  All of the foregoing constitutes going forward risk for investors wishing to remain in the entity as shareholders.

            5.          Lack of Future Capital Commitments.

If Croff is not able to find a suitable merger or acquisition candidate, it will be significantly pressed to maintain a status as a public company due to its minimal retained cash reserves and capitalization.  Further, there is no going forward assurance that Croff can or will attempt to raise additional capital or funding if it is not successful a finding a suitable merger or acquisition candidate.  Finally, as to Croff there is a risk that any merger or acquisition candidate may not have sufficient capital to ensure the success of the business going forward or be in a position to raise additional capital either by debt or equity financing.  While it is believed that Croff Oil will be a self sustaining enterprise upon the transfer of the assets, it may not be able to obtain any future capital, either through equity or debt to expand financing, or further develop its assets or increase revenues.  Over time, oil and gas assets are a wasting asset and will result in declining revenues to the company if not replaced.

6.           There Will Be No Independent Fairness Opinion or Review of the Exchange.

            Because the Croff Oil assets are being transferred to a new entity with the same ownership by existing claimants to those assets, Croff does not deem it necessary to complete any independent appraisal of the transferred assets.  However, the lack of an independent appraisal report for the transferred assets may be significant to those wishing to exercise dissenting shareholder rights to receive cash payments for their “B” shares or common shares in lieu of the shares in Croff Oil Company or remaining as a common shareholder in Croff Enterprises.  Croff has determined it is not realistic or cost justified to obtain an independent appraisal report for the purposes of possible dissenting shareholders. Croff believes its estimated valuation of the preferred “B” shares is within a range of reasonableness as determined by the board of directors based upon the last reserve report and current pricing of the oil and gas assets as internally computed.  No precise values can be given for a shell corporation, such as Croff Enterprises, in the event of the asset transfer considering that the book value of Croff, after the transfer is about $325,000, and the market value at $1.00 per share is $606,000, the $1.00 per share presumes a value of $306,000 for the cash and $300,000 for the “going concern” value of the shell.  It is believed that the $4.25 per preferred “B” share and the $1.00 per common share to the dissenting shareholder is reasonable and fair based upon limited market transactions that exist for Croff common and the fact that there will be few cash assets and no income producing interest left in the public shell after the asset transfer.

    7.            No Assurance of Public Market for Croff Stock.

For various of the reasons previously set-out in these Risk Factors, there can be no absolute assurance or warranty that a future market will exist for the new Croff shares as an ongoing public company.

8.            Absence of Dividends.

Each prospective investor should understand that there is no commitment or assurance that Croff or Croff Oil will pay any dividends.  At present it is anticipated that any net profits in Croff Oil would be retained for business development.  In the absence of dividends, shareholders must look exclusively to potential capital appreciation for a return on investment, which appreciation cannot be warranted.

9.      Rule 144 Sales and Restricted Securities.

As otherwise explained in this Proxy Statement, all of the securities being issued pursuant to the asset transfer will be restricted stock; that is to say, the Croff Oil common shares will not be registered with the Securities and Exchange Commission (SEC) or any state securities regulatory agency.  The shares are primarily issued upon claimed exemptions from registration.  As to Croff Oil, it is not anticipated a public market will ever develop.  Croff presently has only a very limited trading market, and no assurance of a more active market can be made.  As a result, all of the new shares will have significant limitations and holding periods before they can be transferred.  While the primary rule governing resales of restricted securities in public companies is SEC Rule 144, it is not claimed to be an exclusive means of compliance for resales of restricted securities.  However, it is noted that most restricted stock sellers currently rely upon Rule 144 as a Safe Harbor in the resales of restricted securities in public companies.  In essential terms, Rule 144 requires a holding period of at least one year before restricted securities can be sold.  After that one year period, sales can only occur if there is an active public trading market for the shares and the shares must be sold in unsolicited brokerage transactions where current public information is available.  There is also a volume limitation imposed typically on the amount of sales which can occur in any three month period.  Each investor should consider the nature of restricted securities and whatever risk factor this may impose upon their holding of such securities for future sale.

10.        Penny Stock..

Croff shares may be considered a “penny stock” within the meaning of Rule 3a-51-1 of the Securities Exchange Act which will affect your ability to sell your shares; “penny stocks” often suffer wide fluctuations and have certain disclosure requirements which make resale in the secondary market difficult.

Croff shares will be subject to the Penny Stock Reform Act, which will affect your ability to sell your shares in any secondary market, which may develop.  If our shares are not listed on a nationally approved exchange or the NASDAQ, do not meet certain minimum financing requirements, or have a bid price of at least $5.00 per share, they will likely be defined as a “penny stock”.  Broker-dealer practices, in connection with transactions in “penny stock”, are regulated by the Sec.  Rules associated with transactions in penny stocks include the following:

•	the delivery of standardized risk disclosure documents;
•	the provision of other information such as current bid/offer quotations, compensation to be provided broker-dealer and sales person, monthly accounting for penny stocks held in the customers account;
•	written determination that the penny stock is suitable investment for purchaser;
•	written agreement to the transaction from purchase; and
•	a two-business day delay prior to execution of a trade.

These disclosure requirements and the wide fluctuations that “penny stock” often experience in the market may make it difficult to sell your shares in any secondary market, which may develop.

DISSENTING SHAREHOLDER RIGHTS

Croff has determined that the foregoing asset transfer requires the offering of dissenting shareholder rights under Utah Law, Utah Code Annot. §16-10a-1301 to 1331.  Essentially any shareholder who does not believe that the Share Exchange is fair and equitable to the shareholders may elect, under Utah law, to become a dissenting shareholder.  It should be noted by each prospective dissenting shareholder that the election to be a dissenting shareholder will not constitute a vote against or in any way invalidate the completion of the asset transfer, but will provide such dissenting shareholder with a potential alternative valuation and payment option for their shares.

In essential terms, any dissenting shareholder under the Utah statutory provisions will have the right within a prescribed time limit set-out in the enclosed packet to accept the company’s determination of the fair value of their Common and Preferred “B” shares and to exchange all shares for a cash payment as previously described; or to propose to the company what they deem to be an alternative fair and adequate consideration for their shares, along with the methodology at which they arrive at their alternative valuation.  The company would then attempt to negotiate a resolution or may simply refuse to recognize the alternative valuation.  It should be noted to each prospective dissenting shareholder that the company believes the present redemption proposal is fair and reasonable based upon current market conditions and valuation of the company; and, as a result, Croff is not likely to voluntarily alter or amend its proposed redemption payments for the shares.

If the company and the shareholder are not able to agree upon a stipulated alternative valuation, then the company will have the obligation to proceed with a court proceeding in Utah to attempt to force a valuation for the shares through a judicial process.

THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF DISSENTING SHAREHOLDER RIGHTS. EACH PROSPECTIVE DISSENTING SHAREHOLDER IS ENCOURAGED TO REVIEW, WITH LEGAL COUNSEL OF THEIR OWN CHOICE, THE ATTACHED AND ENCLOSED DISSENTING SHAREHOLDER RIGHTS PACKAGE AND BALLOT, SEE EXHIBIT D, WHICH CONTAINS THE COMPANY’S EXPLANATION AND THE UTAH STATUTORY MATERIAL ON DISSENTING SHAREHOLDER RIGHTS AS EXTRACTED FROM THE UTAH CODE.

Any shareholder wishing to exercise dissenting shareholder rights should fill out and complete the dissenting shareholder rights ballot and return it promptly to the company in the enclosed envelope so that they may be listed as dissenting shareholder and the company will then proceed in accordance with applicable law to treat such claim in accordance with the statutory provisions and as generally outlined above.  Please note that if you vote in favor of the Share Exchange you are not entitled to be a dissenting shareholder.  If you elect to be a dissenting shareholder you must not execute the standard proxy ballot (white ballot), but you must execute and return only the dissenting shareholder election form (blue ballot).

OTHER MATTERS

The Special Meeting is called for the purposes set forth in the notice thereof.  The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Special Meeting other than those specifically referred to in the Notice of Meeting and this Proxy Statement.  If any other matters are properly brought before the Special Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

There were no stockholders proposals submitted for consideration at this Special Meeting.  Stockholder proposals intended to be considered at the next meeting of Stockholders must be received by the company no later than March 31, 2008.  Such proposals may be included in the next proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Croff’s directors, its executive officers, and any persons holding more than 10% of the common stock are required to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission.  Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by such dates during 2007.  To our knowledge, all of these filing requirements were satisfied by our directors, officers and 10% percent holders.  In making these statements, Croff has relied upon the written representations of its directors, officers and its 10% percent holders and copies of the reports that they have filed with the Commission.

OTHER INFORMATION

Financial Reports & Other Important Documents

The financial reports for Croff’s operations ended December 31, 2006 filed as Form 10-K/A are considered an integral part of this Proxy Statement and are incorporated by this reference.  See also, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K/A.  The report is also available at Croff’s website at www.croff.com, or from the Securities and Exchange Commission at www.sec.gov/edgar . A hardcopy of the Form 10-K/A if not enclosed may also be obtained without cost by calling the company’s offices at 303-383-1555.

Documents Incorporated by Reference

1.      Croff incorporates the Plan of Corporate Division dated October ___, 2007, with priorreference to accessibility from Croff, and including the following Exhibits:

 (A) Plan of Corporate Division
 (B) Articles of Incorporation of Croff Oil Company.
 (C) Oil and Gas Assets of Croff (Preferred “B” Assets)
 (D) Dissenting Shareholder Rights Package
 (E) Croff 10-K/A dated June 30, 2007

2.      Croff’s Current 10-K/A Report for the period ending December 31, 2006 is as enclosed with these proxy materials.

Dated:   October _____, 2007.

BY ORDER OF THE BOARD OF DIRECTORS:

/S/ Gerald L. Jensen
Gerald L. Jensen, Chairman of the Board

DISSENTING SHAREHOLDER RIGHTS PACKAGE
Dated __________  ____, 2007

As a shareholder in Croff Enterprises, Inc., the Company has determined to extend to you what are known as “Dissenting Shareholder Rights” in relationship to the proposed Plan of Corporate Division and Reorganization (the “Plan”) and related issues described in the accompanying Proxy Statement and Ballot.

In essential terms, dissenting shareholder rights provide to you, as a shareholder, the right to dissent from participation in the Plan described in the attached proxy materials; and, in lieu of voting to approve such Plan, to receive back from the Company a determined cash equivalent value for your shares upon the return of those shares to the Company.  IF YOU ARE GOING TO EXERCISE DISSENTING SHAREHOLDER RIGHTS, YOU SHOULD NOT VOTE ON ANY MATTERS RELATED TO THE PLAN IN THE ENCLOSED PROXY BALLOT NOTICE AND ELECTION, BUT SHOULD RETURN ONLY THE ENCLOSED DISSENTING SHAREHOLDER RIGHTS FORM TO THE COMPANY IN THE ENCLOSED ENVELOPE.

There are significant matters which you should understand before determining to exercise dissenting shareholder rights.  The Company has attempted to summarize what it believes to be the most important and essential provisions of those dissenting shareholder rights considerations below.  However, the Company is required and has included with this dissenting shareholder rights package the portions of the Utah Statute governing or controlling dissenting shareholder rights.  Should you believe that anything contained in this summary statement is not in agreement or accord with the statutory provisions, you should rely upon and follow the statutory provisions.  If you are confused or do not understand dissenting shareholder rights, you are more than welcome to call CROFF at the telephone and address indicated in the enclosed proxy materials and to speak with Mr. Jerry Jensen, the president, who is also the shareholder liaison for this matter.  Further, if you have any questions, you are encouraged to discuss them with your own legal or other financial advisors for further explanation.  With this general statement, we would draw your attention to the following factors to consider with regard to dissenting shareholder rights:

(1)           If you are going to exercise your dissenting shareholder rights, you should not vote on the proxy materials related to the Exchange, but should instead complete, sign and return only the enclosed dissenting shareholder rights form.

(2)           The Company has determined dissenting shareholder rights valuations based upon an examination of the current net worth of the Company, present limited market trading range, and other subjective factors.  Based upon all of these considerations, management of the company has determined that a fair valuation for dissenting shareholder rights would be $4.25 per each preferred “B” share and $1.00 per each common share.  That is, if you elect to exercise your dissenting shareholder rights, the Company would pay you $4.50 per each preferred “B” share and $1.00 per each common share upon return of your shares in negotiable form.  You are advised, before you make this decision, to examine the current trading market price for the shares to see if you may not receive a higher price for your shares in the market if you do not wish to remain a shareholder in the Company.  It is not necessary to return both preferred “B” and common shares and you may tender one class and not the other.  However, you must tender all shares in that class to be entitled to dissenting shareholder rights.

(3)           The Dissenting Shareholders form also allows you the option to return your shares, but to demand an alternative price.  If the alternative price is not acceptable, there may be a judicial remedy to have the price set.  CROFF does not presently intend to pay in excess of $4.50 per preferred “B” share or $1.00 per common share.

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(4)           You should read and review, with your advisors if necessary, the enclosed statutory materials pertaining to dissenting shareholder rights.

(5)           You are advised that you must return your dissenting shareholder rights notice not more than thirty-five (35) days after the date appearing on this notice statement in order for you to exercise such rights.  If returned subsequent to that date, the Company will not recognize any dissenting shareholder rights.  As a result, you would remain a common shareholder in Croff Enterprises, Inc. and become a common shareholder in Croff Oil.

(6)           If you decide to exercise dissenting shareholder rights, you must return your corporate certificate for your shares in negotiable form with signature guaranteed along with the attached and incorporated dissenting shareholder rights election form to the Company in the enclosed envelope within the thirty-five (35) day period.

(7)           You are further advised that a Special Shareholder Meeting is planned for __________  ___, 2007 to vote upon and approve the Plan as more fully set-out in the enclosed proxy.  The vote on the Plan was approved by the Board of Directors of CROFF and was authorized to be submitted for shareholder vote as explained in the attached proxy material.  Your dissenting shareholder rights do not provide any right for you to block or stay the implementation of the Plan, if approved by majority shareholder vote as anticipated.   The notice address for the corporation and to which you should return any dissenting shareholder rights, notice and form, along with your certificate, is contained in the address appearing on the enclosed proxy materials and is 3773 Cherry Creek Dr N #1025, Denver, CO 80209.  You may also telephone the Company at (303) 383-1515.

(8)           If you are a beneficial owner, that is it is “you”, not the name appearing on the certificate, who has the actual beneficial ownership rights to these shares, then Croff must obtain back from you not only your signature, but the signature and consent of the actual name holder on the certificate and which party must endorse the certificate as returned.  See particularly the provisions of enclosed Utah Code Annotated §16-10(a)13-03(3).  Again, if you have any questions regarding signature rights or procedures, please feel free to call the Company at your earliest convenience.

Sincerely,

/S/ Gerald L. Jensen
Chairman of the Board and President

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UT ST § 16-10a-1302

§ 16-10a-1301. Definitions

For purposes of Part 13:

(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1- 1, compounded annually.

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16- 10a-723.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

§ 16-10a-1302. Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

(ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

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(c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, [FN1] or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

(b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c) cash in lieu of fractional shares; or

(d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

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(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

§ 16-10a-1303. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

(a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement must be stated in the dissenters' notice given pursuant to Section 16-10a-1322.

§ 16-10a-1320. Notice of dissenters' rights

(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

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§ 16-10a-1321. Demand for payment--Eligibility and notice of intent

(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters'rights:

(a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections
(1) through (3) is not entitled to payment for shares under this part.

§ 16-10a-1322. Dissenters' notice

(1) If proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:

(a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

(c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

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(d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;

(f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g) be accompanied by a copy of this part.

§ 16-10a-1323. Procedure to demand payment

(1) A shareholder who is given a dissenters' notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:

(a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and

(c) if required by the corporation in the dissenters' notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

§ 16-10a-1324. Uncertificated shares

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

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§ 16-10a-1325. Payment

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) must be accompanied by:

(a)(i)(A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B) an income statement for that year;

(C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D) the latest available interim financial statements, if any;

(ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

(b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c) a statement of the dissenter's right to demand payment under Section 16- 10a-1328; and

(d) a copy of this part

§ 16-10a-1326. Failure to take action

(1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

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§ 16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action

(1) A corporation may, with the dissenters' notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16- 10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

§ 16-10a-1328. Procedure for shareholder dissatisfied with payment or offer

(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

§ 16-10a-1330. Judicial appraisal of shares--Court action

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

9

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

§ 16-10a-1331. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

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(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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DISSENTING SHAREHOLDER NOTICE
AND ELECTION FORM

The undersigned _______________________________________________ of
(Print Name)
___________________________________________________________________ is the
 (Print Address)

certificate holder of ___________________ shares of Croff Enterprises, Inc. (“Croff”) common stock and ___________ shares of preferred “B” stock; represented by certificate(s) no(s) for the common and for the preferred “B”.  The undersigned agrees that the above is a current address to be used for return of any funds to him by Croff.

The undersigned hereby represents and notices to Croff, pursuant to having reviewed the dissenting shareholder rights packet, as indicated below by initialing the appropriate blanks:

•
_____  The undersigned has read and reviewed the Dissenting Shareholder Rights Packet including the statutory material and has discussed such matters with his legal and/or accounting advisors or knowingly waived such right.

•	_____ The undersigned is the legal holder of the shares described above, or is the beneficial holder, but has obtained the consent of the legal holder signing below and endorsing the shares.

•
_____  The undersigned has not voted upon the current Proxy Proposal to redeem all preferred “B” shares for a transfer of all current business assets of Croff; and understands that voting on such matters will void this notice and election.

•	_____ The shares submitted for redemption and payment must be received no later than 35 days after the date of the within Notice of Dissenting Shareholder Rights ___________ ____, 2007.

Choose only one of the following:

1. _____  The undersigned wishes to have the company purchase his, her or its preferred “B” shares listed above at $4.25/share and encloses the certificate duly signed and in negotiable form to complete such sale.

2. _____  The undersigned wishes to have the company redeem his, her or its enclosed preferred “B”, but objects to the proffered price of $4.25/share and requests a payment of $_____/share/(attach further explanation as required).

3. _____  The undersigned wishes to have the company purchase his, her or its common shares listed above at $1.00/share and encloses the certificate duly signed and in negotiable form to complete such sale.

4. _____  The undersigned wishes to have the company redeem his, her or its enclosed common shares, but objects to the proffered price of $1.00/share and requests a payment of $_____/share/(attach further explanation as required).

DO NOT USE THIS FORM
IF YOU ARE RETURNING	Print Name (Beneficial Owner)
THE PROXY BALLOT

Sign

-If Separate Legal Owner-

Print Name (Legal Owner)

Sign

Date

Mail Election form to:	Elections Croff Enterprises, Inc. 3773 Cherry Creek Dr N #1025 Denver, CO 80209

COMMON SHARE BALLOT
CROFF ENTERPRISES, INC. PROXY BALLOT
SPECIAL MEETING, ____________ ___, 2007

Please complete, sign and provide any additional information on this Proxy Statement and return it to the Company by mailing it back prior to ______________ ___, 2007 in the enclosed envelope.

FOR	AGAINST	ABSTAIN	PROPOSAL
Election of all nominees to the Board of Directors. If voting against election of all, indicate below your individual vote.

YOU MAY VOTE FOR ALL CURRENT NOMINEES ABOVE; OR
YOU MAY VOTE INDIVIDUALLY AS TO EACH PROPOSED DIRECTOR BELOW

Mr. Gerald L. Jensen
Mr. Edward Peiker, Jr.
Mr. Julian D. Jensen
Mr. Harvey Fenster

OTHER MATTERS

Vote on Plan to divide Croff Enterprises (“Croff”) and transfer all oil and gas assets and liabilities to Croff Oil for the issuance of common shares of Croff Oil payable to Croff Enterprises preferred “B” shareholders on a one-to-one ratio; and then cancel all Croff preferred “B” shares.

Vote on ratifying the Independent Auditor, Ronald Chadwick, C.P.A.
Vote to increase the Class “A” authorized preferred shares from 5 million to 10 million shares, no par.
Vote to increase the Common shares from 20 million to 100 million shares, $0.10 par.

       Check here if you plan
        to attend meeting.

SIGNATURE

Print Shareholder Name(s) exactly
as they appear on your Certificate:
Complete If Known:
Certificate #:
No. of Shares:
Date

Do not execute this form if you are submitting the Dissenting Shareholder Rights form.

PREFERRED “B” BALLOT
CROFF ENTERPRISES, INC. PROXY BALLOT
SPECIAL MEETING, ___________ ___, 2007

Please complete, sign and provide any additional information on this Proxy Statement and return it to the Company by mailing it back prior to ____________ ___, 2007 in the enclosed envelope.

FOR	AGAINST	ABSTAIN

Vote on Plan to divide Croff Enterprises (“Croff”) and transfer all oil and gas assets and liabilities to Croff Oil for the issuance of common shares of Croff Oil payable to Croff Enterprises preferred “B” shareholders on a one-to-one ratio; and then cancel all Croff preferred “B” shares.

       Check here if you plan
        to attend meeting.

SIGNATURE

Print Shareholder Name(s) exactly
as they appear on your Certificate:
Complete If Known:
Certificate #:
No. of Shares:

Date

Do not execute this form if you are submitting the Dissenting Shareholder Rights form.

CROFF ENTERPRISES, INC.
PLAN OF CORPORATE DIVISION AND REORGANIZATION
OCTOBER ____, 2007

Plan of Corporate Division and Reorganization adopted by the Croff Enterprises, Inc. (“Croff”) Board of Directors, pursuant to unanimous approval by resolution of the board of directors on October ____, 2007.

1.0           Name and General Description of Plan.

This Plan of Corporate Division and Reorganization (hereafter the “Plan”), as adopted, involves the creation of a related private Utah corporation to be organized and known as Croff Oil Company (“Croff Oil”).  The Plan calls for the transfer of all preferred “B” pledged assets (oil and gas assets of Croff Enterprises as more particularly set-out in the attached and incorporated Schedule “A”), and liabilities to Croff Oil for the consideration of each existing preferred “B” shareholder of Croff being entitled to receive one restricted common share of Croff Oil for each preferred “B” shares currently held.  Three of the current directors of Croff, Mr. Gerald L. Jensen, Mr. Richard Mandel, Jr. and Mr. Julian D. Jensen have agreed to be named and to serve on the initial interim board of directors for Croff Oil and to designate managment of the new entity primarily from their own membership.  The Croff preferred “B” shares would then be cancelled of record.  Each preferred “B” shareholder would be given a notice of this Plan pursuant to the shareholders list as of November, 2007, and will be afforded an opportunity and request to tender “B” shares for Croff Oil restricted common shares on a one-to-one basis.  All further transfers of preferred “B” shares will be cancelled as of that date.  The Plan also provides, as more particularly set-out below, a provision for future exchange of cancelled preferred “B” shares rights for Croff Oil common shares and subsequent treatment of all preferred “B” shares not exchanged in 2007 to remain as a right to exchange for Croff Oil common shares within the designated period of time provided under the Utah statutes.  Croff Enterprises would continue on as a public “shell” corporation seeking various merger or acquisition or other reorganization opportunities.  This Plan of Corporate Division and Reorganizatoin will subsequently be designated for the purposes of this document simply as “The Plan”.  The Plan will become effective and close pursuant to a submitted proxy statement which will be distributed to all shareholders of record for majority approval, along with reelection of the Croff Enterprises Board and ratification of its selection of an independent auditor (“The Proxy”).  Upon majority shareholder approval, the Plan will be immediately effective.  This paragraph is intended to constitute only a general description of the Plan, which is more fully set-out below.

2.0           DissentingShareholder Rights.

The Board has determined, in consultation with its legal counsel, that all Croff Enterprises shareholders will be entitled under Utah law, Utah Code Annotated §16-10a-1301-1331, to an opportunity to exercise dissenting shareholder rights under the Utah Code provisions.  In essential terms, these dissenting shareholder rights will include:

•	Notice of the Plan.

•	A determination to value the Croff preferred “B” shares for cash redemption purposes by the Board at $4.25/share.

•	A determination to value the Croff common shares for dissenting shareholder redemption purposes at $1.50/share.

•
A preparation and dissemination to all Croff shareholders of a standard form dissenting shareholder notice packet and election form to be included as part of the proxy materials with applicable code provisions attached and as further outlined below.

The Board further understood and includes as part of this Plan its’ understanding that if a Croff shareholder wishes to dissent, the proxy materials should clearly describe that any such shareholder should not vote upon or approve the balance of the Plan dealing with the corporate division, asset transfer and the termination of the preferred “B” shares.  Thereafter, dissenting shareholders may elect to exercise their dissenting shareholder rights for cash which would be paid by Croff within the prescribed time limits and manner under Utah law.  Should any shareholder not agree to the valuation of the preferred “B” and/or common shares determined by the Board, as described above, the shareholder package will describe their right to proffer an alternative valuation and the right of Croff to either accept and reject such alternative valuation and with an ultimate right to seek judicial determination concerning valuation of the shares.  All of these provisions will be set-out in the dissenting shareholder packet and also include the required provisions under the Utah Code to be attached.  The Board has determined, as part of the Plan, that the president of the company in consultation with legal counsel may prepare the dissenting shareholder package as part of the proxy process without further direct Board review, so long as prepared and distributed in accordance with this Plan.

3.0           Preferred“B” Redemption Rights and Procedures.

As part of the Plan, the Board has determined that the proxy materials will contain a notice and request for preferred “B” shareholders to return their restricted cancelled preferred “B” shares, if not exercising dissenting shareholder rights, in exchange for the Croff Oil restricted common shares.  The common shares will be restricted as they will not be subject to any registration and are believed by the Board, upon consultation with its legal counsel, to be issued pursuant to this reorganization as shares exempt from registration under federal and state law.  All preferred “B” shareholders, not exercising dissenter’s rights will receive the Croff Oil common shares, since the preferred “B” shares will be cancelled.  Any preferred “B” shares, after the closing of the Plan of Reorganization, shall be exchanged one-to-one without cost to shareholders for restricted common shares of Croff Oil.  Croff Oil will seek to find all “lost” or shareholders, or shareholders without valid addresses during the next two years.  However, if “B” preferred shares are not received within a period as prescribed by Utah law for “lost and abandoned” property (generally being a period of five (5) years); Croff may then tender any remaining preferred “B” redemption rights and resulting common shares of Croff Oil to the State of Utah for further notice to shareholders and potential escheat to the State of Utah.  A general notice and description of this process as part of the proxy statement, shall be to be mailed to all shareholders of record, but will not require any further or subsequent notice to shareholders who cannot be found based upon the current official shareholder (common and preferred “B” lists) of Croff as employed for the proxy solicitation.  Reasonable efforts, using online search firms, to find such shareholders will continue, until there is sufficient evidence of not less than two non-deliveries to any shareholder of Croff.

4.0           Adoptionof and Implementation the Plan.

This Plan will not be executed until after receiving a majority shareholder approval of both the Croff common and preferred “B” shareholders as more particularly set-out in the intended proxy solicitation.  The Board will separately review and approve by resolution the proxy solicitation to be prepared in accordance with this Plan along with the proxy ballots to be employed and the notice provisions to be utilized.  The Board confers on its president, in consultation with Croff’s legal counsel, the right to organize and file the Articles of Croff Oil Company, to issue shares to be distributed and to sign related documents and to take all other reasonable and necessary steps to implement the Plan consistent with the terms set-out herein without further Board review.

5.0           Board Intent.

It is the intent of the Board by the adoption this Plan to transfer the oil and gas assets to a private entity with the same relative ownership percentage interest of the Croff preferred “B” shareholders as currently exists in Croff Enterprises. The shareholders of Croff Enterprises holding preferred “B” shares would continue to hold their common shares in the same proportion as held previous to the Plan and are not believed to be diluted or otherwise adversely affected by this Plan.  In addition, it is the position of the Board that the transfer of the oil and gas assets may enhance and improve the probability of Croff Enterprises finding more suitable and appropriate merger, acquisition or reorganization candidates to go forward with its intended business purpose of finding such a candidate and in completing a acceptable Plan of Merger, acquisition or other reorganization; but, without any reduction to or diminution of Croff shareholder rights or value in the oil and gas assets or voting control in Croff Enterprises.

It is the further intent of the Board in adopting this Plan that the closing of the Plan of Reorganization be completed and assets transferred legally and beneficially of record as soon as possible after the proxy solicitation and assuming majority approval of such proxy solicitation is obtained.  The President/CEO of the company, Mr. Gerald L. Jensen, will be given broad discretion to notice the closing and to sign all documents or other evidence of transfer or assignment on behalf of Croff Enterprises consistent with the terms and provision of this Plan as previously set-out.  The president, without further Board approval or review, may prepare and have approved all ancillary documents of assignment, transfer and closing, including bills of sale or other provisions consistent with this Plan as approved.

6.0           Distribution of Plan.

This Plan, as signed, shall be deemed fully adopted and is intended to be attached to and be part of the proxy solicitation sent to shareholders of record of Croff Enterprises and may be filed without further board review or approval as one of the exhibits to the proxy solicitation.

7.0           Miscellaneous.

7.1           This Plan shall be applied and construed in accordance with Utah law.

7.2           The president/CEO of Croff shall have broad discretion and authority toimplement this Plan and execute such other documents as reasonably consistent with theterms and provisions of this Plan.

7.3           The Plan may also be amended or modified by board approval as may benecessary to the proxy solicitation approval process with a copy of any amendment orsupplement being attached.

7.4           Should there be required any interpretation or application of this Plan, it is theintent of the Board that all terms be given reasonable construction and the Plan beimplemented so far as possible notwithstanding any error in syntax, grammar, gender or other usage, or any conflicting, void or voidable provisions or ambiguity.

7.5           The Plan shall fully incorporate and be subject to all provisions of Utah law,whether specifically cited or not, and its terms shall be deemed amended as necessarywithout further board approval to conform with any Utah statutory provision.

ADOPTED this ____ day of October, 2007.

By the Board of Directors:

/S/ Gerald L. Jensen
Gerald L. Jensen, Director and Chairman of the Board

/S/ Richard Mandel, Jr.
Richard Mandel, Jr., Director

/S/ Julian D. Jensen
Julian D. Jensen, Director

/S/ Harvey Fenster
Harvey Fenster, Director